Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

The Shaw Group Inc.:

We have audited the accompanying consolidated balance sheets of The Shaw Group Inc. and subsidiaries as of August 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Shaw Group Inc. and subsidiaries as of August 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Shaw Group Inc.’s internal control over financial reporting as of August 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated October 19, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Baton Rouge, Louisiana

October 19, 2012

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years ended August 31,
	2012	2011	2010
Revenues	$6,008,435	$5,937,734	$6,984,042
Cost of revenues	5,580,471	5,741,392	6,414,826

Gross profit	427,964	196,342	569,216

Selling, general and administrative expenses	276,338	273,512	288,014
Gain on disposal of E&C assets	83,315	—	—
Impairment of note receivable	—	48,133	—

Operating income (loss)	234,941	(125,303)	281,202

Interest expense	(6,315)	(5,528)	(5,754)
Interest expense on Japanese Yen-denominated bonds including accretion and amortization	(40,633)	(41,568)	(38,121)
Interest income	5,436	16,629	13,717
Foreign currency transaction gains (losses) on Japanese Yen-denominated bonds, net	40,837	(159,006)	(131,584)
Other foreign currency transaction gains (losses), net	255	7,702	3,320
Other income (expense), net	5,530	6,155	8,313

Income (loss) before income taxes and earnings (losses) from unconsolidated entities	240,051	(300,919)	131,093

Provision (benefit) for income taxes	44,971	(106,765)	37,987

Income (loss) before earnings (losses) from unconsolidated entities	195,080	(194,154)	93,106

Income from 20% Investment in Westinghouse, net of income taxes	12,334	20,915	6,986
Earnings (losses) from unconsolidated entities, net of income taxes	3,909	5,354	91

Net income (loss)	211,323	(167,885)	100,183

Less: Net income (loss) attributable to noncontrolling interests	12,407	7,131	18,185

Net income (loss) attributable to Shaw	$198,916	$(175,016)	$81,998

Net income (loss) attributable to Shaw per common share:
Basic	$2.95	$(2.18)	$0.98

Diluted	$2.90	$(2.18)	$0.96

Weighted average shares outstanding:
Basic	67,462	80,223	84,041
Diluted	68,536	80,223	85,834

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Years ended August 31,
	2012	2011	2010
Net income (loss)	$211,323	$(167,885)	$100,183
Currency translation adjustment, net gain (loss) arising during period	(22,507)	11,880	(5,610)
Equity in unconsolidated entities other comprehensive income (loss), net of Shaw’s tax of $11,398, $(9,749) and $7,411	(18,053)	15,573	(11,640)
Net derivatives gain (loss) on hedge transactions, net of tax of $(5,298), $(2,380) and $729	8,391	3,803	(1,144)
Defined benefit plans
Change in unrecognized net actuarial pension gains (losses)	(6,767)	9,408	(5,129)
Change in unrecognized net prior service pension costs	342	43	40
Change due to deconsolidation	2,637	—	—
Income taxes on unrecognized defined benefit plans	1,492	(2,388)	2,258

Total	(2,296)	7,063	(2,831)
Unrealized gain (loss) on available for sale securities, net of tax of $(17), $373 and $(348)	26	(596)	546

Comprehensive income (loss)	176,884	(130,162)	79,504

Less: Comprehensive income (loss) attributable to noncontrolling interests	12,407	7,131	18,185

Comprehensive income (loss) attributable to Shaw	$164,477	$(137,293)	$61,319

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	August 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents ($92.2 million and $78.6 million related to variable interest entities (VIEs))	$1,091,883	$674,080
Restricted and escrowed cash and cash equivalents	9,187	38,721
Short-term investments ($3.0 million and $7.8 million related to VIEs)	296,732	226,936
Restricted short-term investments	24,161	277,316
Accounts receivable, including retainage, net ($22.7 million and $7.5 million related to VIEs)	416,489	772,242
Inventories	273,784	245,044
Costs and estimated earnings in excess of billings on uncompleted contracts, including claims	492,563	552,502
Deferred income taxes	351,494	367,045
Investment in Westinghouse	968,296	999,035
Prepaid expenses and other current assets	55,837	138,260

Total current assets	3,980,426	4,291,181

Investments in and advances to unconsolidated entities, joint ventures and limited partnerships	6,160	14,768
Property and equipment, net of accumulated depreciation of $376.3 million and $347.3 million	511,677	515,811
Goodwill	404,456	545,790
Intangible assets	2,939	17,142
Deferred income taxes	5,308	10,484
Other assets	96,487	91,858

Total assets	$5,007,453	$5,487,034

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$683,645	$822,476
Accrued salaries, wages and benefits	127,960	132,857
Other accrued liabilities	205,279	199,947
Advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	1,223,991	1,535,037
Japanese Yen-denominated bonds secured by Investment in Westinghouse	1,640,497	1,679,836
Interest rate swap contract on Japanese Yen-denominated bonds	13,370	27,059
Short-term debt and current maturities of long-term debt	10,416	349

Total current liabilities	3,905,158	4,397,561

Long-term debt, less current maturities	5,271	630
Deferred income taxes	49,887	70,437
Other liabilities	54,656	81,152

Total liabilities	4,014,972	4,549,780

Contingencies and commitments (Note 15)

Shaw shareholders’ equity:
Preferred stock, no par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value, 200,000,000 shares authorized; 93,016,409 and 91,711,102 shares issued, respectively; and 66,425,168 and 71,306,382 shares outstanding, respectively	1,355,235	1,321,278
Retained earnings	527,371	328,455
Accumulated other comprehensive loss	(139,361)	(104,922)
Treasury stock, 26,591,241 and 20,404,720 shares, respectively	(791,868)	(639,704)

Total Shaw shareholders’ equity	951,377	905,107

Noncontrolling interests	41,104	32,147

Total equity	992,481	937,254

Total liabilities and equity	$5,007,453	$5,487,034

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	2012		2011		2010
	Shares	Amount	Shares	Amount	Shares	Amount

Preferred stock	—	$—	—	$—	—	$—

Common stock
Balance September 1	91,711,102	$1,321,278	90,669,011	$1,283,890	89,316,057	$1,237,727
Exercise of stock options	709,900	16,015	490,116	11,007	784,124	16,226
Shares exchanged for taxes on stock based compensation	(226,578)	(6,090)	(265,141)	(9,187)	(225,018)	(6,576)
Tax benefit on stock based compensation		2,782		2,915	—	1,590
Stock-based compensation	821,985	21,250	817,116	32,653	793,848	34,923

Balance August 31	93,016,409	$1,355,235	91,711,102	$1,321,278	90,669,011	$1,283,890

Retained earnings
Balance September 1		$328,455		$503,471		$421,473
Net income (loss) attributable to Shaw		198,916		(175,016)		81,998

Balance August 31		$527,371		$328,455		$503,471

Accumulated other comprehensive income (loss)
Currency translation adjustment
Balance September 1		$(3,652)		$(15,532)		$(9,922)
Change during year		(22,507)		11,880		(5,610)

Balance August 31		$(26,159)		$(3,652)		$(15,532)
Equity in unconsolidated entities other comprehensive income (loss), net of Shaw’s tax
Balance September 1		$(50,724)		$(66,297)		$(54,657)
Change during year		(18,053)		15,573		(11,640)

Balance August 31		$(68,777)		$(50,724)		$(66,297)
Unrealized gain (loss) on hedging activities
Balance September 1		$(16,558)		$(20,361)		$(19,217)
Change during year		8,391		3,803		(1,144)

Balance August 31		$(8,167)		$(16,558)		$(20,361)
Unrealized net holding gain (loss) on securities
Balance September 1		$(50)		$546		$—
Change during year		26		(596)		546

Balance August 31		$(24)		$(50)		$546
Pension and other postretirement benefit plans
Balance September 1		$(33,938)		$(41,001)		$(38,170)
Change during year		(2,296)		7,063		(2,831)

Balance August 31		$(36,234)		$(33,938)		$(41,001)

Balance August 31		$(139,361)		$(104,922)		$(142,645)

Treasury stock at cost
Balance September 1	(20,404,720)	$(639,704)	(5,755,949)	$(117,453)	(5,709,249)	$(116,113)
Purchases under repurchase plans	(6,185,567)	(152,143)	(14,633,454)	(521,768)	—	—
Shares exchanged for taxes on stock-based compensation	(954)	(21)	(15,317)	(483)	(46,700)	(1,340)

Balance August 31	(26,591,241)	$(791,868)	(20,404,720)	$(639,704)	(5,755,949)	$(117,453)

Total Shaw shareholders’ equity at August 31		$951,377		$905,107		$1,527,263

Noncontrolling interests
Balance September 1		$32,147		$47,124		$24,691
Net income (loss)		12,407		7,131		18,185
Distributions to noncontrolling interests		(7,599)		(12,887)		(14,757)
Contributions from noncontrolling interests		4,149		1,441		8,975
Adjustment for deconsolidation of VIE(s)		—		(10,662)		—
Acquisition of noncontrolling interests		—		—		10,030

Balance August 31		$41,104		$32,147		$47,124

Total equity at August 31		$992,481		$937,254		$1,574,387

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended August 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$211,323	$(167,885)	$100,183
Adjustments to reconcile net gain (loss) to net cash provided by (used in) operating activities:

Depreciation and amortization	74,394	73,891	62,787
Asset impairment charges	157	51,730	421
(Benefit from) provision for deferred income taxes	14,308	(34,836)	(14,507)
Stock-based compensation expense	42,796	34,180	34,923
(Earnings) losses from unconsolidated entities, net of taxes	(16,243)	(26,269)	(7,077)
Distributions from unconsolidated entities	31,492	38,475	24,678
Taxes paid upon net-share settlement of equity awards	(6,090)	(9,187)	(6,576)
Excess tax benefits from stock based compensation	(2,138)	(3,444)	(1,934)
Foreign currency transaction (gains) losses, net	(41,092)	151,304	128,264
Gain on disposal of E&C assets	(83,315)	—	—
Other noncash Items	5,378	12,410	12,976
Changes in assets and liabilities, net of effects of acquisitions and consolidation of variable interest entities:
(Increase) decrease in receivables	306,733	38,810	(30,231)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts, including claims	12,652	68,146	(31,643)
(Increase) decrease in inventories	(29,181)	(16,083)	33,355
(Increase) decrease in other current assets	93,348	(84,704)	(13,885)
Increase (decrease) in accounts payable	(125,571)	(36,779)	22,751
Increase (decrease) in accrued liabilities	(33,353)	(26,867)	(38,141)
Increase (decrease) in advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	(276,017)	51,467	182,841
Net change in other assets and liabilities	(49,792)	6,167	7,395

Net cash provided by (used in) operating activities	129,789	120,526	466,580

Cash flows from investing activities:

Purchases of property and equipment	(78,631)	(101,838)	(194,382)
Proceeds from sale of businesses and assets, net of cash surrendered	295,461	3,005	24,297
Investment(s) in notes receivable	—	(48,336)	—
Investment in, advances to and return on equity from unconsolidated entities and joint ventures	(798)	520	15,197
Purchases of variable interest entity debt	—	—	(19,915)
Cash deposited into restricted and escrowed cash	(104,273)	(895,137)	(105,350)
Cash withdrawn from restricted and escrowed cash	137,380	885,079	156,409
Purchases of short-term investments	(206,918)	(664,311)	(1,117,553)
Proceeds from sale and redemption of short-term investments	286,034	991,058	899,835
Purchases of restricted short-term investments	(150,539)	(307,728)	(307,483)
Proceeds from sale of restricted short-term investments	252,627	344,976	90,609
Purchases of business, net of cash acquired	—	(34,557)	—

Net cash provided by (used in) investing activities	430,343	172,731	(558,336)

Cash flows from financing activities:

Purchase of treasury stock	(152,164)	(522,251)	(1,340)
Repayment of debt and capital leases	(349)	(4,624)	(24,343)
Contingent consideration paid	(3,591)	—	—
Payment of deferred financing costs	(16)	(6,670)	(9,721)
Issuance of common stock	16,015	11,007	16,226
Excess tax benefits from exercise of stock options and vesting of restricted stock	2,138	3,444	1,934
Contributions received from noncontrolling interest	4,149	1,441	8,975
Distributions paid to noncontrolling interest	(7,599)	(12,887)	(14,757)

Net cash provided by (used in) financing activities	(141,417)	(530,540)	(23,026)

Net effects on cash of deconsolidations	(1,054)	(12,805)	—
Effects of foreign exchange rate changes on cash	142	11,432	(1,620)

Net change in cash and cash equivalents	417,803	(238,656)	(116,402)

Cash and cash equivalents — beginning of year	674,080	912,736	1,029,138

Cash and cash equivalents — end of year	$1,091,883	$674,080	$912,736

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies

The Shaw Group Inc. (a Louisiana corporation) and its wholly owned and majority owned subsidiaries (collectively referred to herein as Shaw, the Company, we, us or our) is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services to a diverse client base that includes multinational and national oil companies and industrial corporations, regulated utilities, and U.S. Government agencies. We have developed and acquired significant intellectual property, including induction pipe bending technology and environmental decontamination technologies. We believe our technologies provide an advantage and will help us to compete on a longer-term basis with lower cost competitors from developing countries that are likely to emerge.

We have evaluated all events and transactions occurring after the balance sheet date but before the financial statements were issued and have included the appropriate disclosures in this Annual Report on Form 10-K.

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of The Shaw Group Inc., its wholly-owned and majority-owned subsidiaries, and any variable interest entities (VIEs) of which we are the primary beneficiary (See Note 8 — Equity Method Investments and Variable Interest Entities). When we do not have a controlling interest in an entity, but exert a significant influence over the entity, we apply the equity method of accounting. The cost method is used when we do not have the ability to exert significant influence. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Areas requiring significant estimates by our management include the following:

•	contract revenues, costs and profits and the application of percentage-of-completion method of accounting;

•	provisions for uncollectible receivables and client claims and recoveries of costs from subcontractors, vendors and others;

•	recoverability of inventories and application of lower of cost or market accounting;

•	provisions for income taxes and related valuation allowances and tax uncertainties;

•	recoverability of goodwill;

•	recoverability of other intangibles and long-lived assets and related estimated lives;

•	recoverability of equity method and cost method investments;

•	valuation of defined benefit pension plans;

•	accruals for estimated liabilities, including litigation and insurance accruals;

•	consolidation of variable interest entities; and

•	valuation of stock-based compensation.

Actual results could differ materially from those estimates.

The length of our contracts varies but is typically longer than one year in duration. Consistent with industry practice, assets and liabilities have been classified as current under the operating cycle concept whereby all contract-related items are regarded as current regardless of whether cash will be received or paid within a 12-month period. Assets and liabilities classified as current that may not be paid or received in cash within the next 12 months include restricted cash, retainage receivable, cost and estimated earnings in excess of billing on uncompleted contracts (including claims receivable), retainage payable and advance billings and billings in excess of costs and estimated earnings on uncompleted contracts.

Nature of Operations and Types of Contracts

Our work is performed under two general types of contracts: cost-reimbursable plus a fee or mark-up contracts and fixed-price contracts, both of which may be modified by cost escalation provisions or other risk sharing mechanisms and incentive and penalty provisions. Each of our contracts may contain components of more than one of the contract types discussed below. During the term of a project, the contract or components of the contract may be renegotiated to include characteristics of a different contract type. We focus our EPC activities on a cost-reimbursable basis plus a fee or mark-up and negotiated fixed-price work, each as defined below. When we negotiate any type of contract, we frequently are required to accomplish the scope of work and meet certain performance criteria within a specified timeframe; otherwise, we could be assessed damages, which in some cases are agreed-upon liquidated damages.

Our cost-reimbursable contracts include the following:

•

Cost-plus and Time and Material contracts — A contract under which we are reimbursed for allowable or otherwise defined costs incurred plus a fee or mark-up. The contracts may also include incentives for various performance criteria, including quality, timeliness, ingenuity, safety and cost-effectiveness. In addition, our costs are generally subject to review by our clients and regulatory audit agencies, and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract.

•

Target-price contract — A contract under which we are reimbursed for costs plus a fee consisting of two parts: (1) a fixed amount, which does not vary with performance, but may be at risk when a target price is exceeded; and (2) an award amount based on the performance and cost-effectiveness of the project. As a result, we are generally able to recover cost overruns on these contracts from actual damages for late delivery or the failure to meet certain performance criteria. Target-price contracts also generally provide for sharing of costs in excess of or savings for costs less than the target. In some contracts, we may agree to share cost overruns in excess of our fee, which could result in a loss on the project.

Our fixed-price contracts include the following:

•

Firm fixed-price contract — May include contracts in which the price is not subject to any cost or performance adjustments and contracts where certain risks are shared with clients such as labor costs or commodity pricing changes. As a result, we may benefit or be penalized for cost variations from our original estimates. However, these contract prices may be adjusted for changes in scope of work, new or changing laws and regulations and other events negotiated.

•

Maximum price contract — A contract that provides at the outset for an initial target cost, an initial target profit and a price ceiling. The price is subject to cost adjustments incurred, but the adjustment would generally not exceed the price ceiling established in the contract. In addition, these contracts usually include provisions whereby we share cost savings with our clients.

•

Unit-price contract — A contract under which we are paid a specified amount for every unit of work performed. A unit-price contract is essentially a firm fixed-price contract with the only variable being the number of units of work performed. Variations in unit-price contracts include the same type of variations as firm fixed-price contracts. We are normally awarded these contracts on the basis of a total price that is the sum of the product of the specified units and the unit prices.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Marketable Securities

We categorize our marketable securities as either trading securities or available-for-sale. These investments are recorded at fair value and are classified as short-term investments in the accompanying consolidated balance sheets. Investments are made based on the Company’s investment policy and restrictions contained in our Facility, which specifies eligible investments and credit quality requirements.

Trading securities consist of investments held in trust to satisfy obligations under our deferred compensation plans and investments in certain equity securities. The changes in fair values on trading securities are recorded as a component of net income (loss) in other income (expense), net.

Available-for-sale securities consist of mutual funds, foreign government and foreign government guaranteed securities, corporate bonds and certificates of deposit at major banks. The changes in fair values, net of applicable taxes, on available-for-sale securities are recorded as unrealized net holding gain (loss) on securities as a component of accumulated other comprehensive income (loss) in shareholders’ equity. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be other-than-temporary, the investment’s cost or amortized cost is written-down to its fair value and the amount written down is recorded in the statement of operations in other income (expense), net. In addition to other relevant factors, management considers the decline in the fair value of an investment to be other-than-temporary if the market value of the investment remains below cost by a significant amount for a period of time, in which case a write-down may be necessary. The amount of any write-down is determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline is identified.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount based on contracted prices. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Our principal clients are major multinational and national oil companies and industrial corporations, regulated utilities, and U.S. Government agencies. We believe that in most cases our exposure to credit risk is mitigated through client prepayments, collateralization and guarantees.

We establish an allowance for uncollectible accounts based on the assessment of the clients’ ability to pay. In addition to any reserves established for customers’ inability to pay, there are often items in dispute or being negotiated that may require us to make an estimate as to the ultimate outcome. To the extent these items have been billed but collection is not probable, we reduce billings in excess of costs and estimated earnings on uncompleted contracts. For unbilled items, we recognize the probable estimated impact as a reduction in estimated revenue at completion with a resulting impact to billings in excess of costs and estimated earnings on uncompleted projects. Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amounts due.

Retainage, included in accounts receivable, represents amounts withheld from progress billings by our clients and may not be paid to us until the completion of a project and, in some instances, for even longer periods. Retainage may also be subject to restrictive conditions such as performance or fulfillment guarantees.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts, Including Claims, and Advanced Billings and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

In accordance with normal practice in the construction industry, we include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date using the percentage-of-completion method over billings to date on certain contracts. Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date using the percentage-of-completion method on certain contracts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) or weighted-average cost methods. Cost includes material, labor and overhead costs. Inventories are reported net of the allowance for excess or obsolete inventory.

Property and Equipment

Property and equipment are recorded at cost. Additions and improvements (including interest costs for construction of certain long-lived assets) are capitalized. We incur maintenance costs on all of our major equipment. Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or otherwise disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts and any gain (loss) is credited or charged to other income (expense), net.

The straight-line depreciation method is used for all our assets. Leasehold improvements are amortized over the shorter of the useful life of the improvement, the lease term, or the life of the building. Depreciation is generally provided over the following estimated useful service lives:

Transportation equipment (years)	2-15
Furniture, fixtures and software (years)	2-5
Machinery and equipment (years)	2-18
Buildings and improvements (years)	2-40

Investments

We account for non-marketable investments using the equity method of accounting if the investment gives us the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if we have an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and our proportionate share of earnings or losses and distributions. We record our share of the investee’s earnings or losses as income from 20% investment in Westinghouse, net of income taxes, or as earnings (losses) from unconsolidated entities, net of income taxes in the accompanying consolidated statements of operations. We record our share of the investee’s other comprehensive income (loss), net of income taxes, in the accompanying consolidated statements of shareholders’ equity and consolidated statements of comprehensive income (loss). We evaluate our equity method investments for impairment at least annually and whenever events or changes in circumstances indicate, in management’s judgment, that the carrying value of an investment may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and management considers the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.

Where we are unable to exercise significant influence over the investee, or when our investment balance is reduced to zero from our proportionate share of losses, the investments are accounted for under the cost method. Under the cost method, investments are carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of earnings, or additional investments.

Impairment of note receivable

During the first quarter of fiscal year 2011, in connection with a global alliance with Toshiba, Shaw committed to invest $250.0 million in support of ABWR nuclear power related projects. The first $100.0 million was made available as a secured credit facility to the entity developing ABWR nuclear power plant reactors for the South Texas Projects 3 and 4. The credit facility was intended to convert to equity in the project’s sponsor upon the satisfaction of certain conditions, including the project receiving full notice to proceed. At May 31, 2011 and subsequent to the earthquakes and tsunami in Fukushima, Japan, we had advanced approximately $48.1 million under this credit facility. During the three months ended May 31, 2011, the project sponsor asked that we cease the majority of the work relating to individual orders issued under our EPC contract jointly obtained with Toshiba. Additionally, the project sponsors’ majority owner announced it was withdrawing from further financial participation in that company, and a major municipal utility announced it would indefinitely suspend all discussions regarding a potential agreement to purchase the power from the proposed facilities. Due to these changes, we reviewed the security supporting the loans outstanding (primarily partially manufactured equipment) and we wrote-off during fiscal year 2011 loans granted to the project entities totaling $48.1 million. We have not and do not plan to make additional investments in ABWR related projects.

Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangible assets subject to amortization are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its fair value. If circumstances require a long-lived asset be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill is not amortized but is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (March 1 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Examples of instances that may cause us to test our goodwill for impairment between the annual testing periods include: (i) continued deterioration of market and economic conditions that may adversely impact our ability to meet our projected results; (ii) declines in our stock price caused by continued volatility in the financial markets that may result in increases in our weighted-average cost of capital or other inputs to our goodwill assessment; and (iii) the occurrence of events that may reduce the fair value of a reporting unit below its carrying amount, such as the sale of a significant portion of one or more of our reporting units. The annual impairment test for goodwill is a two-step process involving the comparison of the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired; therefore, the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, we perform second step of the goodwill impairment test to measure the amount of impairment loss to be recorded, as necessary.

Intangible Assets

Our intangible assets are related to various licenses, patents, technology and related processes. The costs of these assets are amortized over their estimated useful lives, which range from three to seven years. The method of amortization reflects the expected realization pattern of the economic benefits relevant to the intangible assets, or if we are unable to determine the expected realization pattern reliably, they are amortized using the straight-line method. We also have intangible assets related to client relationships and non-compete agreements which are associated with acquisitions we have completed and are amortized over a three- to ten-year period on a straight-line basis. We assess the recoverability of the unamortized balance of our intangible assets when indicators of impairment are present based on expected future profitability and undiscounted expected cash flows and their contribution to our overall operations. Should the review indicate that the carrying value is not fully recoverable; the excess of the carrying value over the fair value of the intangible assets would be recognized as an impairment loss.

Assets of Deferred Compensation Plans

We account for the assets of our Deferred Compensation Plans held in Rabbi Trusts for the benefit of the Chief Executive Officer pursuant to his employment agreement and separately, for the benefit of key employees, as trading assets. Our Rabbi Trust deposits are accounted for in accordance with ASC 710, Compensation – General. Trading assets are stated at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings.

Revenue and Profit/Loss Recognition Under Long-Term Construction Accounting Including Claims, Unapproved Change Orders and Incentives

Our revenues are primarily derived from long-term contracts that are reported on the percentage-of-completion method of accounting in accordance with ASC 605-35, Construction-Type and Production-Type Contracts.

Percentage of Completion. We recognize revenues for long-term contracts on the percentage-of-completion method, primarily based on costs incurred to date compared with total estimated contract costs. Performance incentives are included in our estimates of revenues using the percentage-of-completion method when their realization is reasonably assured. Cancellation fees are included in our estimates of revenue using the percentage-of-completion method when the cancellation notice is received from the client.

Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are identified. The cumulative effect of changes to estimated contract profit and loss, including those arising from contract penalty provisions such as liquidated damages, final contract settlements, warranty claims and reviews of our costs performed by clients, are recognized in the period in which the revisions are identified. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we report such a change by recognizing a charge against current earnings, which might be significant depending on the size of the project or the adjustment.

Unapproved Change Orders and Claims. Revenues and gross profit on contracts can be significantly affected by change orders and claims that may not be ultimately negotiated until the later stages of a contract or subsequent to the date a contract is completed. We account for unapproved change orders depending on the circumstances. If it is not probable that the costs will be recovered through a change in contract price, the costs attributable to change orders are treated as contract costs without incremental revenue. If it is probable that the costs will be recovered through a change order, the costs are treated as contract costs and contract revenue is recognized to the extent of the costs expected to be incurred. If it is probable that the contract price will be adjusted by an amount that exceeds the costs attributable to the change order and the amount of the excess can be reliably estimated and realization is assured and supported by a legally binding written communication for the customer, the contract profit is adjusted by the amount of the excess.

When estimating the amount of total gross profit or loss on a contract, we include claims related to our clients as adjustments to revenues and claims related to vendors, subcontractors and others as adjustments to cost of revenues. Including claims in this calculation ultimately increases the gross profit (or reduces the loss) that would otherwise be recorded without consideration of the claims. Our claims against others are recorded up to costs incurred and include no profit until such time as they are finalized and approved. The claims included in determining contract gross profit are less than the actual claim that will be or has been presented. Claims are included in costs and estimated earnings in excess of billings on our consolidated balance sheets. The costs attributable to change orders and claims being negotiated or disputed with clients, vendors, or subcontractors or subject to litigation are included in our estimates of revenues when it is probable they will result in additional contract revenues and the amount can be reasonably estimated. Profit from such unapproved change orders and claims is recorded in the period such amounts are settled or approved. Back charges and claims against and from our vendors, subcontractors, and others are included in our cost estimates as a reduction or increase in total estimated costs when recovery or payment of the amounts are probable and the costs can be reasonably estimated.

Revenue Recognition — Contract Segmenting

Certain of our long-term contracts include services performed by more than one operating segment, particularly EPC contracts which include pipe and module fabrication and steel erection services performed by our F&M segment. We allocate revenues, costs and gross profit to our significant F&M subcontracts based upon the segmenting criteria in ASC 605-35. Revenues recorded in our F&M segment under this policy are based on our prices and terms for such similar services to third party clients. This policy may result in different interim rates of profitability for each segment of the affected EPC contract than if we had recognized revenues on a percentage-of-completion for the entire project based on the combined estimated total costs of all EPC and pipe fabrication and steel erection services.

Other Revenue Recognition and Profit and Loss Estimates

For unit-priced pipe fabrication contracts, a unit (spool) consists of piping materials and associated shop labor to form a prefabricated unit according to contract specifications. Spools are generally shipped to job site locations when complete. We recognize revenues upon shipment of the fabricated spools for unit-price fabrication contracts. For fixed-price fabrication contracts, we recognize revenues on the units of delivery basis of applying the percentage-of-completion method, measured primarily by the cost of materials shipped to total estimated costs. During the fabrication process, all direct and indirect costs related to the fabrication process are capitalized as work in progress inventory. We recognize revenues for pipe fittings, manufacturing operations and other services at the time of shipment or as services are performed.

Revenue is recognized from consulting services as the work is performed. Consulting service work is primarily performed on a cost-reimbursable basis. Revenues related to royalty use of our performance enhancements derived from our chemical technologies are recorded in the period earned based on the performance criteria defined in the related contracts. For running royalty agreements, we recognize revenues based on client production volumes at the contract specified unit rates. Sales of paid-up license agreements are coupled with the sale of engineering services for the integration of the technology into the clients’ processes. For paid-up license agreements, revenue is recognized using the percentage-of-completion method, measured primarily by the percentage of costs incurred to date on engineering services to total estimated engineering costs. Under such agreements, revenues available for recognition on a percentage-of-completion basis are limited to the agreement value less a liability provision for contractually specified process performance guarantees. The liability provision is recorded in gross profit when, and if, the related performance testing is successfully completed or an assessment indicates a reduction of the liability provision is appropriate.

For contracts containing multiple deliverables, we analyze each activity within the contract to ensure that we adhere to the separation and revenue recognition guidelines of ASC 605, Revenue Recognition. For service-only contracts, and service elements of multiple deliverable arrangements, award fees are recognized only when definitized and awarded by the client. Award fees on construction contracts are recognized during the term of the contract based on our estimate of the amount of fees to be awarded.

Accounting for Governmental Contracts

Most of the services provided to the U.S. government are governed by cost-reimbursable contracts. Generally, these contracts contain both a base fee (a fixed amount applied to our actual costs to complete the work) and an award fee (an amount applied to definitized costs, which is subject to our client’s discretion and tied to the specific performance measures defined in the contract, such as adherence to schedule, health and safety, quality of work, responsiveness, cost performance and business management). Award fees on construction contracts are recognized during the term of the contract based on our estimate of the amount of fees to be awarded.

Revenue is recorded at the time services are performed, and such revenues include base fees, actual direct project costs incurred, and an allocation of indirect costs. Indirect costs are applied using rates approved by our government clients. The general, administrative and overhead cost reimbursement rates are estimated periodically in accordance with government contract accounting regulations and may change based on actual costs incurred or based upon the volume of work performed. Revenue is reduced for our estimate of costs that either are in dispute with our client or have been identified as potentially unallowable per the terms of the contract or the federal acquisition regulations.

Cost Estimates

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Indirect costs, included in cost of revenues, include charges for such items as facilities, engineering, project management, quality control, bid and proposals and procurement. Pre-contract costs are generally expensed when incurred. Pre-contract costs incurred in anticipation of a specific contract award are deferred when the costs can be directly associated with a specific anticipated contract and their recoverability from that contract is probable.

Selling, General and Administrative Expenses

Our S,G&A expenses represent overhead expenses that are not associated with the execution of the contracts. S,G&A expenses include charges for such items as executive management, business development, proposal expenses, information technology, finance and corporate accounting, human resources and various other corporate functions.

Derivative Instruments and Hedging Activities

We account for derivative instruments and hedging activities in accordance with ASC 815, Derivatives and Hedging, which requires entities to recognize all derivative instruments as either assets or liabilities on the balance sheet at their respective fair values. If the derivative instrument is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative instrument are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Recognized gains or losses on derivative instruments entered into to manage foreign exchange risk are included in foreign currency transaction gains (losses) on Japanese Yen-denominated bonds, net or in other foreign currency transaction gains (losses), net, in the consolidated statements of operations.

We do not enter into derivative instruments for speculative or trading purposes. We utilize forward foreign exchange contracts to reduce our risk from foreign currency price fluctuations related to firm or anticipated sales transactions, commitments to purchase or sell equipment, materials and/or services and interest payments denominated in a foreign currency. The net gain (loss) recognized in earnings from our hedges was approximately $(2.0) million, $4.7 million and $2.8 million at August 31, 2012, 2011 and 2010, respectively.

Other Comprehensive Income (Loss)

ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. We report, net of tax, foreign currency translation adjustments, unrealized gains and losses on derivative instruments accounted for as cash flow hedges, changes in our net pension liabilities, our equity in Westinghouse’s pre-tax other comprehensive income (loss) and unrealized gains and losses on securities as components of other comprehensive income (loss).

Foreign Currency Translation

Our significant foreign subsidiaries maintain their accounting records in their local currency (primarily British pounds and Mexican pesos). All of the assets and liabilities of these subsidiaries (including long-term assets, such as goodwill) are converted to U.S. dollars at the exchange rate in effect at the balance sheet date, income and expense accounts are translated at average rates for the period, and shareholders’ equity accounts are translated at historical rates. The net effect of foreign currency translation adjustments is included in shareholders’ equity as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets.

Foreign Currency Transactions

Foreign currency transaction gains or losses are credited or charged to income as incurred. Transaction gains reflected in income were approximately $0.3 million, $7.7 million and $3.3 million for the fiscal years 2012, 2011 and 2010, respectively. Additionally, during fiscal years 2012, 2011 and 2010, we incurred foreign currency transaction gains (losses) on the Westinghouse Bonds associated with our Investment in Westinghouse of approximately $40.8 million, $(159.0) million and $(131.6) million, respectively, resulting from revaluing the JPY-denominated Westinghouse Bonds to the USD equivalent at the end of the period.

Insurance Programs

Our employee-related health care benefits program is self-funded up to a maximum amount per claim. Claims in excess of this maximum are insured through stop-loss insurance policies. Our workers’ compensation, automobile and general liability insurance is provided through a premium plan with a deductible applied to each occurrence. Claims in excess of our deductible are paid by the insurer. The liabilities are based on claims filed and estimates of claims incurred but not reported. As of August 31, 2012 and August 31, 2011, liabilities for unpaid and incurred but not reported claims for all insurance programs totaling approximately $54.3 million and $57.5 million, respectively, are included in other accrued liabilities in the accompanying consolidated balance sheets.

Deferred Financing Costs

We defer qualifying debt issuance costs, which are amortized over the term of the related debt. Unamortized deferred financing costs are included in non-current other assets on the consolidated balance sheets and related amortization expense is included in interest expense in the accompanying consolidated statements of operations. See Note 10 — Debt and Revolving Lines of Credit for additional information.

Share-Based Compensation

We account for share-based payments, including grants of employee stock options, restricted stock-based awards and performance cash units, in accordance with ASC 718, Compensation-Stock Compensation, which requires that all share-based payments (to the extent they are compensatory) be recognized as an expense in our consolidated statements of operations based on their fair values and the estimated number of shares we ultimately expect to vest. We recognize share-based compensation expense on a straight-line basis over the service period of the award, which is generally four years for awards granted in fiscal year 2011 and prior and three years for awards granted in fiscal year 2012.

Share-based compensation cost for both equity and liability-classified awards included in net income (loss) amounted to approximately $42.8 million, $34.1 million and $34.9 million for the years ended August 31, 2012, 2011 and 2010, respectively. ASC 718 requires that excess tax benefits related to equity-classified stock options and restricted stock-based awards be reflected as financing cash inflows. The total income tax benefit recognized in the consolidated statements of operations for share-based compensation arrangements was approximately $10.7 million, $12.0 million and $10.5 million for the years ended August 31, 2012, 2011 and 2010, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We include any estimated interest and penalties on tax related matters in income taxes payable, included in other accrued liabilities on the consolidated balance sheets. We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are recorded in the period in which the change in judgment occurs. We record interest and penalties related to unrecognized tax benefits in provision (benefit) for income taxes.

Contingencies and Commitments

Liabilities for loss contingencies, including environmental remediation costs not within the scope of ASC 410, Asset Retirement and Environmental Obligations, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

LandBank Assets

LandBank, a subsidiary of our E&I segment, remediates previously acquired environmentally impaired real estate. The real estate was recorded at cost, typically reflecting some degree of discount due to environmental issues related to the real estate. We had approximately $50.7 million of such real estate assets recorded in other assets on the accompanying balance sheets at August 31, 2012, as compared to approximately $51.7 million at August 31, 2011. We also record an environmental liability for properties held by LandBank if funds are received from transactions separate from the original purchase to pay for environmental remediation costs. We recognize gains and losses on sales of these assets when the sales transaction is complete.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short-term nature. The fair value of long-term notes receivable approximates the carrying value based on estimated discounted future cash flows using the current rates at which similar loans would be made. The fair value of fixed rate bonds approximates the carrying value based on estimated current rates available to us for bonds of the same maturities. The fair value of our floating rate bonds approximates the carrying value. Our foreign currency forward contracts and interest rate swap liability are recorded at their fair values. See Note 4 — Fair Value Measurements for additional information.

Acquisitions

In January 2011, we completed an acquisition for a net purchase price of $23 million that was not material individually to our overall consolidated financial statements and our results of operations. This acquisition was a step-acquisition in which we acquired the other 50% of an equity method investee, which increased our ownership to 100%. We determined the acquisition date fair value of our existing 50% equity interest under the income approach and recorded a gain of $2.4 million in the year ended August 31, 2011, as a result of remeasuring our existing 50% equity interest to fair value.

On March 7, 2011, we acquired 100% of the outstanding common stock of Coastal Planning & Engineering, Inc. (CPE). CPE, based in Boca Raton, Fla., offers a full range of services including coastal modeling, oceanographic measurements, marine biology, geotechnical surveys, hydrographic surveys and marine geology. CPE’s 27-year history of coastal projects includes beach nourishment and island restoration following hurricanes and other erosion, offshore sand inventory and ship maneuvering studies for new and existing ports. The value of this stock purchase transaction includes a cash payment of $15.7 million, contingent consideration of $9.7 million and other purchase price adjustments, for a total purchase price of $25.7 million. As a result of the acquisition, we recognized goodwill of $17.9 million and other intangible assets of $3.9 million in fiscal year 2011. As of August 31, 2012, $3.6 million of the contingent consideration has been paid. CPE’s results of operations are included in our E&I segment. Acquisition-related costs are expensed as incurred and are included in our selling, general and administrative expenses on our consolidated statements of operations.

Divestitures

On August 31, 2012, we completed our previously announced divestiture of substantially all of the business of the E&C segment to Technip S.A. (the “E&C Sale”) for approximately $290.0 million in cash, which resulted in a net gain of approximately $95.1 million related to this transaction.

Also on August 31, 2012, the E&C segment’s Toronto-based operations that were not included in the E&C Sale filed for bankruptcy. The directors of these subsidiaries determined that the companies had insufficient income and assets to continue as ongoing operations. A trustee in bankruptcy has been appointed, and the first meeting of creditors was held on September 24, 2012. We recorded a loss for the fiscal year of $11.8 related to the deconsolidation of these Toronto-based operations, which is included in the gain on disposal of E&C assets line on our consolidated statement of operations. The deconsolidation had no significant impact on the consolidated balance sheet or statement of cash flows.

Remaining in the E&C segment as of August 31, 2012, are our obligations under an engineering, procurement and construction contract associated with a large ethylene plant in southeast Asia that is nearing completion. We also retained certain consulting services provided to the energy and petrochemical market, which were incorporated into our E&I segment.

Transaction Agreement

On July 30, 2012, we announced that we signed a Transaction Agreement with Chicago Bridge & Iron Company N.V. (CB&I) under which CB&I will acquire us in a cash and stock transaction valued at approximately $3.2 billion based on the trading price of CB&I common stock as of October 15, 2012 (Transaction Agreement). Under the terms of the Transaction Agreement, CB&I will acquire Shaw for $41.00 in cash and 0.12883 shares of CB&I common stock for each common share of Shaw stock owned.

We currently expect to complete the Transaction during the first quarter of calendar 2013. The Transaction is subject to certain regulatory approvals, the approval of CB&I’s shareholders and the approval of our shareholders through the affirmative vote of (i) the holders of at least 75% of the outstanding shares of common stock entitled to vote on the matter (Supermajority Threshold), which excludes shares owned by any person that, together with its affiliates, beneficially owns in the aggregate 5% or more of the outstanding shares of our common stock as of the record date, other than any trustee of the Shaw 401(k) Plan (Related Person), as well as (ii) at least a majority of the voting power present, each in accordance with our Articles of Incorporation.

The Transaction is also subject to a number of additional conditions, including, but not limited to, the consummation of the sale to Technip S.A. of substantially all of the E&C business, which was completed on August 31, 2012; the valid exercise of the Westinghouse Put Options, which were exercised on October 6, 2012; our possession of at least $800 million of unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement), as of the closing date; EBITDA (as “Company EBITDA” is defined in the Transaction Agreement) for the period of four consecutive fiscal quarters ending prior to the closing date of the Transaction of not less than $200 million; and net indebtedness for borrowed money (as “Net Indebtedness for Borrowed Money” is defined in the Transaction Agreement) not exceeding $100 million as of the closing date of the Transaction. The Transaction Agreement also restricts, among other items, our ability to increase borrowings, repurchase shares, and pay dividends.

Following our announcement of the signed Transaction Agreement, several shareholders filed purported class action suits against Shaw, its directors, CB&I, and in some cases, against CB&I’s acquisition subsidiary. The plaintiffs generally allege breach of fiduciary duties of care and loyalty to Shaw shareholders because of, among other claims, inadequate consideration to be paid by CB&I for Shaw common stock. We believe these lawsuits are without merit and intend to contest them vigorously.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued an Accounting Standards Update (ASU) related to new disclosures about fair value measurements, ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). Part of this standard was effective for us in the first quarter of our 2011 fiscal year and did not have a material impact on our consolidated financial statements. We adopted the additional requirement to reconcile recurring Level 3 measurements, including purchases, sales, issuances and settlements on a gross basis effective September 1, 2011. The adoption of the final part of ASU 2010-06 did not have a material impact on our consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, Compensation — Stock Compensation (Topic 718) — Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 amends FASB Accounting Standards Codification ™ (ASC) 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. We adopted ASU 2010-13 effective September 1, 2011. The adoption of ASU 2010-13 did not have a material impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, Intangibles — Goodwill and Other (Topic 350), related to the way companies test for impairment of goodwill. Pursuant to ASU 2010-28, goodwill of the reporting unit is not impaired if the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount. In that event, the second step of the impairment test is not required. However, if the carrying amount of a reporting unit is zero or negative, the second step of the impairment test is required to be performed to measure the amount of impairment loss, if any, when it is more likely than not that goodwill impairment exists. In considering whether it is more likely than not that goodwill impairment exists, a company must evaluate whether there are qualitative factors that could adversely affect goodwill. Consistent with the prior requirements, this test must be performed annually or, if an event occurs or circumstances exist that indicate that it is more likely than not that goodwill impairment exists, in the interim. We adopted ASU 2010-28 effective September 1, 2011. The adoption of ASU 2010-28 did not have a material impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805) — Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also require a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is during fiscal year 2012. The adoption of ASU 2010-29, effective September 1, 2011, did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 primarily changes the wording used to describe the requirements for measuring fair value and for disclosing information about fair value measurement and clarifies the FASB’s intent about the application of existing fair value measurement requirements. We adopted ASU 2011-04 effective March 1, 2012. The adoption of ASU 2011-04 did not have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-09 Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80) — Disclosures about an Employer’s Participation in a Multiemployer Plan. ASU 2011-09 requires that employers provide additional separate disclosures for multiemployer pension plans and multiemployer other postretirement benefit plans. ASU 2011-09 is effective for us in fiscal year 2012 and must be applied retrospectively for all prior periods presented. See Note 18, Employee Benefit Plans, for the multiemployer plan disclosure resulting from adoption of ASU 2011-09.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income. ASU 2011-05 provides an entity the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for us in fiscal year 2013. We do not expect the adoption of ASU 2011-05 to have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 — Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment. ASU 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. ASU 2011-08 is effective for us in fiscal year 2013. Early adoption is permitted; however, we have not yet adopted it. We do not expect the adoption of ASU 2011-08 to have a material impact on our consolidated financial statements.

Note 2 — Cash, Cash Equivalents and Short-term Investments

All short-term investments consist of highly liquid investments which can be promptly converted to cash or cash equivalents, without restriction. Our major types of investments are as follows:

Money market mutual funds — We invest in money market funds that seek to maintain a stable net asset value of $1 per share, while limiting overall exposure to credit, market and liquidity risks.

Certificates of deposit — Certificates of deposit are short-term interest-bearing debt instruments issued by various financial institutions with which we have an established banking relationship.

Bond mutual funds — We invest in publicly traded and valued bond funds.

Corporate bonds — We evaluate our corporate debt securities based on a variety of factors including, but not limited to, the credit rating of the issuer. Our corporate debt securities are publicly traded debt rated at least A/A2 or better by S&P and/or Moody’s, respectively, with maturities up to two years at the time of purchase. Losses in this category are primarily due to market liquidity.

At August 31, 2012, the components of our cash, cash equivalents and short-term investments were as follows (in thousands):

					Balance Sheet Classifications
	Cost Basis	Unrealized Gain	Unrealized (Loss)	Recorded Basis	Cash and Cash Equivalents	Short-term Investments

Cash	$932,628	$—	$—	$932,628	$932,628	$—
Money market mutual funds	154,982	—	—	154,982	154,982	—
Certificates of deposit	257,766	—	—	257,766	4,273	253,493
Available-for-sale securities:
Bond mutual funds	20,734	—	(69)	20,665	—	20,665
Corporate bonds	22,537	46	(9)	22,574	—	22,574

Total	$1,388,647	$46	$(78)	$1,388,615	$1,091,883	$296,732

At August 31, 2011, the components of our cash, cash equivalents and short-term investments were as follows (in thousands):

					Balance Sheet Classifications
	Cost Basis	Unrealized Gain	Unrealized (Loss)	Recorded Basis	Cash and Cash Equivalents	Short-term Investments

Cash	$653,979	$—	$—	$653,979	$653,979	$—
Money market mutual funds	17,350	—	—	17,350	17,350	—
Certificates of deposit	211,910	—	—	211,910	2,751	209,159
Available-for-sale securities:
Corporate bonds	17,853	40	(116)	17,777	—	17,777

Total	$901,092	$40	$(116)	$901,016	$674,080	$226,936

Gross realized gains and losses from sales of available-for-sale securities are determined using the specific identification method and are included in other income (expense), net. During the fiscal year ending August 31, 2012, the proceeds and realized gains and losses were as follows (in thousands):

Proceeds	$16,452
Realized gains	$1
Realized losses	$—

There were no transfers of securities between available for sale and trading classifications during the fiscal year ending August 31, 2012.

We evaluate whether unrealized losses on investments in securities are other-than-temporary, and if we believe the unrealized losses are other-than-temporary, we record an impairment charge. There were no material other-than-temporary impairment losses recognized during the fiscal ending August 31, 2012.

At August 31, 2012, there were no gross unrealized losses on investment securities in a continuous loss position for which we have not recognized an impairment charge.

At August 31, 2012, maturities of debt securities classified as available-for-sale were as follows (in thousands):

	Cost Basis	Estimated Fair Value
Due in one year or less	$13,273	$13,292
Due in one to two years	9,264	9,282

Total	$22,537	$22,574

Note 3 — Restricted and Escrowed Cash and Cash Equivalents and Restricted Short-term Investments

At August 31, 2012, the components of our restricted and escrowed cash and cash equivalents and restricted short-term investments were as follows (in thousands):

			Balance Sheet Classification
	Recorded Basis	Holding Period (Loss)	Restricted and Escrowed Cash and Cash Equivalents	Restricted Short-term Investments
Cash	$3,259	$—	$3,259	$—
Money market mutual funds	5,928	—	5,928	—
Certificates of deposit	—	—	—	—
Trading securities:
Stock and bond mutual funds	9,506	692	—	9,506
U.S. government and agency securities	603	(14)	—	603
Corporate bonds	14,052	(529)	—	14,052

Total	$33,348	$149	$9,187	$24,161

At August 31, 2011, the components of our restricted and escrowed cash and cash equivalents and restricted short-term investments were as follows (in thousands):

			Balance Sheet Classification
	Recorded Basis	Holding Period (Loss)	Restricted and Escrowed Cash and Cash Equivalents	Restricted Short-term Investments
Cash	$16,358	$—	$16,358	$—
Money market mutual funds	22,363	—	22,363	—
Certificates of deposit	252,627	—	—	252,627
Trading securities:
Stock and bond mutual funds	6,473	272	—	6,473
U.S. government and agency securities	1,806	(82)	—	1,806
Corporate bonds	16,410	(390)	—	16,410

Total	$316,037	$(200)	$38,721	$277,316

Our restricted and escrowed cash and cash equivalents and restricted short-term investments were restricted for the following (in thousands):

	August 31, 2012	August 31, 2011
Contractually required by projects	$1,628	$14,696
Voluntarily used to secure letters of credit	—	252,627
Secure contingent obligations in lieu of letters of credit	—	20,626
Assets held in trust and other	31,720	28,088

Total	$33,348	$316,037

We may voluntarily cash collateralize certain letters of credit if the bank fees avoided on those letters of credit exceed the return on other investment opportunities, as we have done so in prior years. However, we have no such collateralization as of August 31, 2012. We have the ability to promptly convert, without restriction, any amounts we may choose to utilize to voluntarily secure letters of credit or to secure contingent obligations in lieu of letters of credit, to unrestricted cash by utilizing a portion of our $1,450.0 million Facility available for the issuance of letters of credit. See Note 10 – Debt and Revolving Lines of Credit for additional information about our Facility.

Note 4 — Fair Value Measurements

We follow the authoritative guidance set forth in ASC 820, Fair Value Measurements and Disclosures, for fair value measurements relating to financial and nonfinancial assets and liabilities, including presentation of required disclosures in our consolidated financial statements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy, which requires maximizing the use of observable inputs when measuring fair value.

The three levels of inputs that may be used are:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Significant unobservable inputs that are not corroborated by market data.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

At August 31, 2012, our financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

		Fair Value Measurements Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:

Short-term and Restricted Short-term Investments
Certificates of deposit	$253,493	$—	$253,493	$—
Stock and bond mutual funds (a)	30,171	30,171	—	—
U.S. government and agency securities	603	—	603	—
Corporate bonds	36,626	—	36,626	—

Total	$320,893	$30,171	$290,722	$—

Liabilities:

Interest rate swap contract	$13,370	$—	$13,370	$—

Derivatives Not Designated as Hedging Instruments:
Other Current Assets
Foreign currency forward assets	$1,482	$—	$1,482	$—
Other Accrued Liabilities
Foreign currency forward liabilities	$158	$—	$158	$—

(a)	This class includes investments in a mutual fund that invests at least 80% of its assets in short-term bonds issued or guaranteed by U.S. government agencies and instrumentalities.

At August 31, 2011, our financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

		Fair Value Measurements Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:

Short-term and Restricted Short-term Investments
Certificates of deposit	$461,786	$—	$461,786	$—
Stock and bond mutual funds (a)	6,473	6,473	—	—
U.S. government and agency securities	1,806	—	1,806	—
Corporate bonds	34,187	—	34,187	—

Total	$504,252	$6,473	$497,779	$—

Liabilities:

Interest rate swap contract	$27,059	$—	$27,059	$—

Derivatives Not Designated as Hedging Instruments:
Other Current Assets
Foreign currency forward assets	$1,955	$—	$1,955	$—
Other Accrued Liabilities
Foreign currency forward liabilities	$16	$—	$16	$—

(a)	This class includes investments in a mutual fund that invests at least 80% of its assets in short-term bonds issued or guaranteed by U.S. government agencies and instrumentalities.

The following are the primary valuation methodologies used for valuing our short-term and restricted short-term investments:

•

Corporate bonds and U.S. government and agency securities: Valued at quoted prices in markets that are not active, broker dealer quotations or other methods by which all significant inputs are observable, either directly or indirectly.

•	Stock and bond mutual funds: Valued at the net asset value of shares held at period end as quoted in the active market. These mutual funds contain no unusual terms or trade restrictions.

•	Equity investments: Valued at the closing price of the shares held at period end as quoted in active markets.

We value the interest rate swap liability utilizing a discounted cash flow model that takes into consideration forward interest rates observable in the market and the counterparty’s credit risk. Our counterparty to this instrument is a major U.S. bank. As discussed in Note 10 — Debt and Revolving Lines of Credit, we designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate related to our Westinghouse Bonds.

We manage our transaction exchange exposures with foreign currency derivative instruments denominated in our major currencies, which are generally the currencies of the countries in which we conduct the majority of our international business. We utilize derivative instruments such as forward contracts to manage forecasted cash flows denominated in foreign currencies generally related to engineering and construction projects. Our counterparties to these instruments are major U.S. banks. These currency derivative instruments are carried on the consolidated balance sheet at fair value and are based upon market observable forward exchange rates and forward interest rates.

We value derivative assets by discounting future cash flows based on currency forward rates. The discount rate used for valuing derivative assets incorporates counterparty credit risk, as well as our cost of capital. Derivative liabilities are valued using a discount rate that incorporates our credit risk.

See Note 2 — Cash, Cash Equivalents and Short-term Investments and Note 3 — Restricted and Escrowed Cash and Cash Equivalents and Restricted Short-term Investments for additional information regarding our major categories of investments.

See Note 9 — Goodwill and Other Intangibles for information regarding assets measured at fair value on a non-recurring basis.

Effects of Derivative Instruments on Income and Other Comprehensive Income

Gains and losses related to derivative instruments have been recognized as follows (in millions):

	Location of Gain (Loss) Recognized in Income on Derivatives	2012	2011	2010
Derivatives Designated as Hedging Instruments:
Interest rate swap contract	Other comprehensive income (loss)	$8.4	$3.8	$(1.1)
Derivatives Not Designated as Hedging Instruments:
Foreign currency forward contracts	Other foreign currency transactions gains (losses), net	$(2.0)	$4.7	$2.8

Note 5 — Accounts Receivable, Concentrations of Credit Risk, and Inventories

Accounts Receivable

Our accounts receivable, including retainage, net, were as follows (in thousands):

	August 31, 2012	August 31, 2011
Trade accounts receivable, net	$405,061	$732,134
Unbilled accounts receivable	821	23,116
Retainage	10,607	16,992

Total accounts receivable, including retainage, net	$416,489	$772,242

Analysis of the change in the allowance for doubtful accounts follows (in thousands):

	2012	2011
Beginning balance, September 1	$22,350	$21,774
Increased provision	6,810	7,117
Write offs	(3,991)	(2,522)
Recovery	(8,208)	(3,886)
Other	(157)	(133)

Ending balance, August 31	$16,804	$22,350

Included in our trade accounts receivable, net at August 31, 2012, and 2011, were approximately $9.0 million of outstanding invoices due from a local government entity resulting from revenues earned in providing disaster relief, emergency response and recovery services. The local government entity challenged the appropriateness of our invoiced amounts, but recently we reached an agreement with the entity that, if the terms are met, will resolve the collection of outstanding invoices and the litigation. Pursuant to this agreement, the local government entity has submitted a request for federal funding necessary to satisfy the net outstanding accounts receivable amount. While the terms of the agreement are in place, we remain in litigation with the government entity. The amounts we ultimately collect could differ materially from amounts currently recorded.

At August 31, 2011, we had approximately $227.1 million included in trade receivables, net, for an air quality control (AQC) project, primarily related to periodic costs and milestone reconciliation invoices. During the three months ended November 30, 2011, we received a payment of $68.0 million from the client related to the outstanding trade receivables. On June 5, 2012, we reached a settlement with the client of all claims and counterclaims on the AQC project. As a result of the settlement, we recorded a $20.1 million charge to earnings in the three months ended May 31, 2012. On June 11, 2012, we collected approximately $107 million in cash, representing all of the remaining net accounts receivable associated with the project. See Note 15 — Contingencies and Commitments for additional information.

Concentrations of Credit

Amounts due from U.S. government agencies or entities were $51.0 million and $64.3 million at August 31, 2012, and August 31, 2011, respectively. Costs and estimated earnings in excess of billings on uncompleted contracts include $242.8 million and $278.6 million at August 31, 2012, and August 31, 2011, respectively, related to the U.S. government agencies and related entities.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the FIFO or weighted-average cost methods. Cost includes material, labor and overhead costs. Inventories are reported net of the allowance for excess or obsolete inventory. Major components of inventories were as follows (in thousands):

	August 31,
	2012			2011
	Weighted Average	FIFO	Total	Weighted Average	FIFO	Total
Raw materials	$19,355	$139,178	$158,533	$16,040	$118,516	$134,556
Work in process	3,679	30,278	33,957	2,878	25,483	28,361
Finished goods	81,294	—	81,294	82,127	—	82,127

Total	$104,328	$169,456	$273,784	$101,045	$143,999	$245,044

Note 6 — Property and Equipment:

Property and equipment consisted of the following (in thousands):

	August 31,
	2012	2011
Transportation equipment	$21,919	$14,778
Furniture, fixtures and software	154,862	172,030
Machinery and equipment	372,658	293,896
Buildings and improvements	237,097	241,896
Assets acquired under capital leases	2,328	2,756
Land	16,542	14,769
Construction in progress	82,619	122,988

Subtotal	888,025	863,113

Less: accumulated depreciation	(376,348)	(347,302)

Property and equipment, net	$511,677	$515,811

Assets acquired under capital leases, net of accumulated depreciation, were $1.1 million and $1.3 million at August 31, 2012, and 2011, respectively. If the assets acquired under capital leases transfer title at the end of the lease term or contain a bargain purchase option, the assets are amortized over their estimated useful lives; otherwise, the assets are amortized over the respective lease term. Depreciation and amortization expense of $74.4 million, $73.9 million and $62.8 million for the fiscal years ended August 31, 2012, 2011, and 2010, respectively, is included in cost of revenues and selling, general and administrative expenses in the accompanying consolidated statements of operations.

At August 31, 2012 and 2011, construction in progress consisted primarily of deposits on heavy equipment to be used on some of our power projects.

Note 7 — Investment in Westinghouse and Related Agreements

Investment in Westinghouse

On October 16, 2006, two newly-formed companies, Toshiba Nuclear Energy Holdings (US), Inc. and its subsidiaries and Toshiba Nuclear Energy Holdings (UK), Ltd. and its subsidiaries (the Acquisition Companies) acquired BNFL USA Group Inc. (also referred to as Westinghouse Electric Company LLC) and Westinghouse Electric UK Limited and their subsidiaries (collectively Westinghouse or WEC) from British Nuclear Fuels plc (BNFL). Westinghouse was owned and capitalized to a total of $5.4 billion, 77% provided by Toshiba, 20% by our wholly owned special purpose subsidiary Nuclear Energy Holdings LLC (NEH) and 3% by Ishikawajima-Harima Heavy Industries Co., Ltd (IHI). In October 2007, Toshiba reduced its ownership to 67% by selling 10% of Westinghouse to National Atomic Company Kazatomprom, a major supplier of uranium based in the Republic of Kazakhstan. Our total cost of the equity investment (Westinghouse Equity) and the related agreements, including related acquisition costs, was approximately $1.1 billion. We obtained financing for our equity investment through the Japanese private placement market by issuing, at a discount, 128.98 billion JPY (equivalent to approximately $1.08 billion at the time of issuance) face amount of limited recourse bonds (the Westinghouse Bonds).

Put Option Agreements

In connection and concurrent with the acquisition of our Investment in Westinghouse, we entered into JPY-denominated Put Option Agreements (Put Options) that provide us an option to sell all or part of our 20% equity interest in Westinghouse to Toshiba for approximately 97% of the original JPY-equivalent purchase price, approximately 124.7 billion JPY. Under its terms, the Put Options are exercisable through February 28, 2013, but covenants under the Westinghouse Bonds require us to exercise the Put Option on the date that is 160 days prior to March 15, 2013 (October 6, 2012) if, by such date, the Westinghouse Bonds have not been repaid. The Put Options provided financial support to NEH to issue the Westinghouse Bonds on a non-recourse basis to us (except NEH) as the Westinghouse Bonds are collateralized exclusively by the security addressed below in the section “Westinghouse Bonds.” If, due to legal reasons or other regulatory constraints, Toshiba cannot take possession of the shares upon our exercise of the Put Options, Toshiba is required to provide security for the Westinghouse Bonds for a period of time and may delay the transfer of ownership and settlement of the Westinghouse Bonds by NEH. The Put Options may only be exercised once, and any proceeds received from the Put Options must be used to repay the Westinghouse Bonds.

Since the Put Options exercise price is JPY-denominated, we will receive a fixed amount of JPY (approximately 124.7 billion JPY) upon the exercise of the Put Options. The Put Options, along with the Principal LC (defined below), substantially mitigate the risk to the holders of the Westinghouse Bonds that the JPY to U.S. dollar exchange rate changes could result in a shortfall of proceeds upon exercise of the Put Options for repayment of the Westinghouse Bonds.

Under U.S. GAAP, the Put Options are not considered free-standing financial instruments or derivative instruments, and, therefore, have not been separated from our equity investment in Westinghouse. The Put Options are JPY-denominated and do not require or permit net settlement. Therefore, neither the Put Options nor the foreign currency component meet the definition of a derivative instrument under ASC 815 and, therefore, are not separated from the host contract (the hybrid equity investment in Westinghouse with a JPY-denominated put option).

On October 6, 2012, NEH exercised its Put Options to sell the Westinghouse Equity to Toshiba. Under the terms of the put option agreements, the Put Options will be cash settled 90 days thereafter, in January 2013, with the proceeds deposited in trust to fund retirement of the Westinghouse Bonds on March 15, 2013.

Commercial Relationship Agreement

In connection and concurrent with the acquisition of our investment in Westinghouse, we executed a commercial relationship agreement (Westinghouse CRA) that provided us with certain exclusive opportunities to bid on projects where we would perform engineering, procurement and construction services on future Westinghouse advanced passive AP 1000 nuclear power plants, along with other commercial opportunities, such as the supply of piping for those units. We concluded that, for accounting purposes, no value should be allocated to the Westinghouse CRA and that it should not be recognized as a separate asset. The Westinghouse CRA terminated upon exercise of the Put Options on October 6, 2012.

Shareholder Agreement and Dividend Policy

On October 4, 2006, NEH entered into shareholder agreements with respect to the Acquisition Companies setting forth certain agreements regarding the capitalization, management, control and other matters relating to the Acquisition Companies. Under the shareholder agreements, the Acquisition Companies will distribute agreed percentages, no less than 65%, but not to exceed 100%, of the net income of Westinghouse to its shareholders as dividends. The shares owned by NEH will be entitled to limited preferences with respect to dividends to the extent that targeted minimum dividends are not distributed. The intent of this policy is that for each year of the first six years we hold our 20% equity investment in Westinghouse we expect to receive a minimum of approximately $24.0 million in dividends. To the extent the targeted dividend amount during this period is not paid or an amount less than the target is paid, we retain the right to receive any annual shortfall to the extent Westinghouse earns net income equal to or exceeding the targeted income in the future. Our right to receive any shortfalls between the targeted dividends to which we are entitled and those actually paid by Westinghouse during the first six years of our investment (or such shorter period in the event of earlier termination) survives the exercise or expiration of the Put Options or the sale of our Westinghouse Investment, although this right is dependent on Westinghouse earning net income equal to or exceeding the target income at some future time. NEH has received dividends totaling approximately $119.4 million to date. Dividends received are accounted for as a reduction of NEH’s Investment in Westinghouse carrying value. Shortfalls in target minimum Westinghouse dividends are not recorded in our financial statements until declared by Westinghouse. We will be entitled to receive dividends associated with our Westinghouse investment until the settlement of the Put Option, January 4, 2013. However, any dividend shortfall will continue to be payable to us. At August 31, 2012, the dividend shortfall totaled approximately $12.6 million.

Westinghouse Bonds

The proceeds from the issuance of the Westinghouse Bonds was approximately $1.0 billion, net of original issue discount. The Westinghouse Bonds are non-recourse to us and our subsidiaries, except NEH, and are secured by the assets of and 100% of our ownership in NEH, its Westinghouse Equity, the Put Options, a letter of credit for approximately $54.7 million at August 31, 2012, established by us for the benefit of NEH related to the principal on the Westinghouse Bonds (the Principal LC) and the additional letters of credit for approximately $38.2 million at August 31, 2012, for the benefit of NEH related to interest on the Westinghouse Bonds (the Interest LC). The Interest LC automatically renewed in declining amounts equal to the interest remaining to be paid over the life of the Westinghouse Bonds, until we exercised the Put Options on October 6, 2012, which requires the payment of the Westinghouse Bonds. The Westinghouse Bonds were issued in two tranches, a floating-rate tranche and a fixed-rate tranche, and will mature March 15, 2013. We entered into contracts to fix the JPY-denominated interest payments on the floating rate tranche. (See Note 10 — Debt and Revolving Lines of Credit for additional discussion of the accounting for these contracts.) Other than the Principal LC and the Interest LC delivered at the closing of the Westinghouse Bonds and an agreement to reimburse Toshiba for amounts related to possible changes in tax treatment, we are not required to provide any additional letters of credit or cash to or for the benefit of NEH.

Note 8 — Equity Method Investments and Variable Interest Entities

Under ASC 810-10, a partnership or joint venture is considered a VIE if either (a) the total equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (either the ability to make decisions through voting or other rights, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity and/or their rights to receive the expected residual returns of the entity, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

If the entity is determined to be a VIE, we assess whether we are the primary beneficiary and whether we need to consolidate the entity. ASC 810-10, as amended by ASU 2009-17, requires companies to utilize a qualitative approach to determine if it is the primary beneficiary of a VIE. A company is deemed to be the primary beneficiary and must consolidate its partnerships and joint ventures if the company has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The contractual agreements that define the ownership structure and equity investment at risk, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties are used to determine if the entity is a VIE and whether we are the primary beneficiary and must consolidate the entity. Additionally, we consider all parties that have direct or implicit variable interests when determining whether we are the primary beneficiary. Upon the occurrence of certain events outlined in ASC 810-10, we reassess our initial determination of whether the entity is a VIE and whether consolidation is required. If consolidation of the VIE or joint venture is not required, we generally account for these joint ventures using the equity method of accounting with our share of the earnings (losses) from these investments reflected in one line item on the consolidated statement of operations.

The majority of our partnerships and joint ventures are VIEs because the total equity investment is typically nominal and not sufficient to permit the entity to finance its activities without additional subordinated financial support. However, some of the VIEs do not meet the consolidation requirements of ASC 810-10 because we are not deemed to be the primary beneficiary. Some of our VIEs have debt, but the debt is typically non-recourse in nature. At times, our participation in VIEs requires agreements to provide financial or performance assurances to clients.

ASC 810-10, as amended, requires that we continuously assess whether we are the primary beneficiary of our VIEs. Accordingly, we analyzed all of our VIEs at August 31, 2012, and classified them into two groups:

•	Joint ventures that should be consolidated because we hold the majority voting interest or because they are VIEs and we are the primary beneficiary, and

•	Joint ventures that should not be consolidated because we hold a minority voting interest or because they are VIEs, but we are not the primary beneficiary.

Consolidated Joint Ventures

The following table presents the total assets and liabilities of our consolidated joint ventures (in thousands):

	August 31,
	2012	2011
Cash and cash equivalents	$92,176	$78,577
Net accounts receivable	22,664	7,537
Other current assets	185,124	174,584
Non-current assets	57,277	50,038

Total assets	$357,241	$310,736

Accounts and subcontractors payable	$69,619	$91,293
Billings in excess of costs and accrued earnings	24,315	27,831
Accrued expenses and other	101,826	97,102

Total liabilities	$195,760	$216,226

Total revenues of the consolidated ventures were $894.7 million for the twelve months ended August 31, 2012, respectively, as compared to $695.1 million for the twelve months ended August 31, 2011, respectively.

For the twelve months ended August 31, 2012 and 2011, there were no material changes in our ownership interests in our consolidated joint ventures. In addition, we have immaterial amounts of other comprehensive income attributable to the noncontrolling interests.

Generally, the assets of our consolidated joint ventures are restricted for use only in the joint venture and are not available for general corporate purposes.

The following is a summary of our significant consolidated VIE at August 31, 2012:

•

In November 1993, Shaw-Nass Middle East, W.L.L. (Shaw-Nass) was created to support the fabrication and distribution of pipe in the Middle East and is located in Bahrain. We acquired a 49% equity interest in the joint venture, and have made advances to the entity and have issued interest bearing loans to fund working capital and to finance certain equipment purchases. This entity which is included in our Fabrication & Manufacturing (F&M) segment had total assets of approximately $21.4 million and total liabilities of $4.6 million at August 31, 2012. The creditors of Shaw-Nass, which are currently limited to vendors and suppliers, do not have recourse to our general credit. Our maximum exposure to loss is limited to our equity interest of $8.4 million at August 31, 2012.

•

In January 2011, Kings Bay Support Services, LLC (KBSS) was created to propose and execute a Base Operations Support Services contract at Naval Submarine Base, Kings Bay, GA. KBSS was awarded the contract and began operations on December 1, 2011. We have a 65% membership interest in the entity, which is included in our E&I segment. KBSS had total assets of $17.6 million and total liabilities of $8.1 million as of August 31, 2012. The creditors of KBSS, which are currently limited to vendors and subcontractors, do not have recourse to our general credit. Our maximum exposure to loss is limited to our equity interest and amounts payable to Shaw for services provided to the entity.

•

In January 2010, Shaw SK Engineering & Construction Middle East Ltd. (Shaw SKEC) was created to own and support a pipe fabrication facility in the United Arab Emirates. Through its wholly owned subsidiary, Shaw Emirates Pipes Manufacturing LLC, it supports the fabrication and distribution of pipe in the Middle East. We have an equity interest of 56% in the Shaw SKEC joint venture and this entity is included in our F&M segment. At August 31, 2012, it had total assets of $45.8 million and total liabilities of $23.1 million. Our maximum exposure to loss is 59% and amounts payable to Shaw for services provided to the entity.

Unconsolidated Joint Ventures

We use the equity method of accounting for our unconsolidated joint ventures. Under GAAP, use of the equity method is appropriate in circumstances in which an investor has the ability to exercise significant influence over the operating and financial policies of an investee. GAAP presumes significant influence exists as a result of holding an investment of 20% or more in the voting stock of an investee, absent predominant evidence to the contrary. Management must exercise its judgment in determining whether a minority holder has the ability to exercise significant influence over the operating and financial policies of an investee. Under the equity method, we recognize our proportionate share of the net earnings of these joint ventures in two line items, Income from 20% Investment in Westinghouse, net of income taxes and earnings (losses) from other unconsolidated entities, in our consolidated statements of operations.

Investment in Westinghouse

Our most significant investment accounted for under the equity method is our wholly owned, special purpose subsidiary Nuclear Energy Holdings’ (NEH) 20% equity interest in Westinghouse. Factors supporting our assessment that we have the ability to exercise significant influence within Westinghouse include: (i) our CEO’s position as one of three Directors on the Boards of Directors of the companies comprising Westinghouse and ongoing participation in these Boards’ deliberations; (ii) NEH’s right to appoint a representative to an advisory committee (the Owner Board), whose functions are to advise as to the administration and supervision of matters regarding the Westinghouse Group and provide advice on other matters, including supervision of the business, and our ongoing exercise of that right; (iii) the material number of consortium agreements we have entered into with Westinghouse over time; (iv) our participation in periodic Westinghouse management reviews; and (v) the requirement that the Owner Board review and approve certain defined business transactions. We review the accounting treatment for this investment on a quarterly basis. Based upon our analysis of these factors and our expectations for the future, we concluded that no change from the equity method of accounting is warranted at August 31, 2012. We expect to continue accounting for this investment under the equity method until the put is settled and our investment is sold on or before January 4, 2013.

Westinghouse maintains its accounting records for reporting to its majority owner, Toshiba, on a calendar quarter basis with a March 31 fiscal year end. Financial information about Westinghouse’s operations is available to us for Westinghouse’s calendar quarter periods. We record our 20% interest of the equity earnings (loss) and other comprehensive income (loss) reported to us by Westinghouse two months in arrears of our current periods. Under this policy, our fiscal 2012, 2011 and 2010 equity in earnings include Westinghouse’s operations for the periods July 1st, through June 30th for the years 2012, 2011 and 2010.

Summarized unaudited financial information for Westinghouse, before applying our Westinghouse Equity Interest, was as follows (in thousands):

Balance Sheets	June 30, 2012	June 30, 2011
Current assets	$2,978,882	$2,862,722
Noncurrent assets	5,926,997	6,296,288
Current liabilities	2,231,662	2,404,446
Noncurrent liabilities	1,387,432	1,365,108
Noncontrolling interest	175,039	160,392

Statements of Operations	July 1, 2011 to June 30, 2012	July 1, 2010 to June 30, 2011	July 1, 2009 to June 30, 2010
Revenues	$4,752,838	$4,746,885	$4,202,881
Gross profit	967,951	992,435	894,677
Income before income taxes	213,701	282,231	145,070
Net income attributable to shareholders	139,972	170,501	78,257

For all other jointly owned operations that are accounted for using the equity method of accounting, aggregated summarized financial information before applying our ownership interest is as follows (in thousands):

	August 31,
Balance Sheets	2012	2011
Current assets	$41,562	$60,180
Noncurrent assets	8,025	11,815
Current liabilities	34,071	38,129
Noncurrent liabilities	5,044	5,042

	For the Year Ended August 31,
Statements of Operations	2012	2011	2010
Revenues	$142,237	$157,164	$62,939
Gross profit	20,894	23,731	6,078
Income (loss) from continuing operations before income taxes	19,679	20,723	(20)
Net income (loss)	17,672	20,281	(11)

Our investment in the Badger Licensing joint venture was sold as part of the E&C Sale on August 31, 2012. All statement of operations amounts above include this joint venture, as well as prior year balance sheet amounts. The August 31, 2012, balance sheet amounts do not include this joint venture.

Our investments in and advances to unconsolidated entities, joint ventures and limited partnerships and our overall percentage ownership of these ventures that are accounted for under the equity method were as follows (in thousands, except percentages):

	Ownership	August 31,
	Percentage	2012	2011
Investment in Westinghouse	20%	$968,296	$999,035
Other	6% - 50%	6,160	14,768

Total		$974,456	$1,013,803

Earnings (losses) from unconsolidated entities, net of income taxes, are summarized as follows (in thousands):

	For the Year Ended August 31,
	2012	2011	2010
Investment in Westinghouse, net of income taxes of $7,987, $13,185, and $8,666, respectively	$12,334	$20,915	$6,986
Other unconsolidated entities, net of income taxes of $2,347, $2,542, and $406, respectively	3,909	5,354	91

Total	$16,243	$26,269	$7,077

During fiscal year 2012, the Company teamed with NET Power, Exelon and Toshiba to begin development of a new gas-fired power generation technology called NET Power that will produce cost-effective power with little to no air emissions. The new technology is based on a high-pressure supercritical carbon dioxide oxyfuel power cycle. The primary byproduct is pipeline quality, high-pressure carbon dioxide, which can be used for enhanced oil recovery. We will acquire up to 50 percent of the NET Power LLC through a commitment to invest up to $50.4 million, contingent upon demonstration of technological feasibility, and will have exclusive rights to engineer, procure and construct NET Power plants. During fiscal year 2012 we invested $2.5 million for a 6.3% interest in NET Power LLC, including $2.3 million in cash and $0.2 million in in-kind engineering services. These cash and in-kind contributions were expensed as a component of loss from unconsolidated subsidiaries as technological feasibility associated with the development project has not been established.

See Note 19 — Related Party Transactions for information regarding related party transactions with unconsolidated entities included in our consolidated financial statements.

Note 9 — Goodwill and Other Intangibles

Goodwill

The following table reflects the changes in the carrying value of goodwill by segment for fiscal years 2012 and 2011 (in thousands):

	Power	Plant Services	E&I	F&M	E&C	Total

Balance at September 1, 2010	$139,177	$42,027	$189,808	$16,474	$112,009	$499,495
Acquisitions	—	—	17,876	—	26,467	44,343
Currency translation adjustment	—	—	178	1,151	623	1,952

Balance at August 31, 2011	$139,177	$42,027	$207,862	$17,625	$139,099	$545,790

Acquisitions and related adjustments	—	—	30	—	—	30
Divestitures and related adjustments	—	—	—	—	(138,692)	(138,692)
Currency translation adjustment	—	—	(1,004)	(1,261)	(407)	(2,672)

Balance at August 31, 2012	$139,177	$42,027	$206,888	$16,364	$—	$404,456

The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available but will not exceed 12 months. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill retroactive to the period in which the acquisition occurred. We had tax-deductible goodwill of approximately $46.5 million and $65.8 million at August 31, 2012, and August 31, 2011, respectively. The difference between the carrying value of goodwill and the amount deductible for taxes is primarily due to the amortization of goodwill allowable for tax purposes.

In connection with the E&C Sale, all E&C goodwill was written off as of August 31, 2012.

Goodwill Impairment Review

We performed our annual goodwill impairment review on March 1, 2012. Our review did not indicate an impairment of goodwill for any of our reporting units. For each reporting unit, the fair value of assets exceeded its book value of assets by more than 10%.

In our goodwill impairment review, we used the same methodology as in 2011 and estimated the fair value for our reporting units by averaging the results obtained from an income approach and a market approach (implied fair value measured on a non-recurring basis using Level 3 inputs). The income approach uses a reporting unit’s projection of estimated operating results and discounts those back to the present using a weighted-average cost of capital that reflects current market conditions. To arrive at our cash flow projections, we use current estimates of economic and market information over a projection period of five years, including revenue growth rates, costs, estimates of future operating margins and working capital requirements. Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. The discount rates used in the discounted cash flow models ranged from 11.3% to 20.1%. The terminal value was calculated by using a terminal value capitalization rate of 3%.

We use the guideline public company method as our market approach. This method relies on valuation multiples derived from stock prices, financial results and enterprise values from the trailing twelve months or the next twelve months of publicly traded companies that are comparable to the subject reporting unit. The derived valuation multiples are then applied to the reporting unit’s earnings before interest expense, taxes, depreciation and amortization (EBITDA) and earnings before interest expense and income taxes (EBIT) to develop an estimate of the fair value of the subject reporting unit. The earnings multiples used in our goodwill impairment review ranged between 5.5 times and 13.1 times. In addition, the guideline public company method uses a control premium to arrive at the fair value of operations. In our goodwill impairment models, we used a 20% control premium for all of our reporting units.

Changes in assumptions or estimates used in our goodwill impairment testing could materially affect the determination of the fair value of a reporting unit, and therefore could eliminate the excess of fair value over carrying value of a reporting unit and, in some cases, could result in impairment. Changes in the assumptions used in our goodwill impairment testing could be caused by a loss of one or more significant contracts, reductions in government and/or private industry spending or a decline in the demand for our services due to changing economic conditions. Further, given the nature of our business, if we are unable to win or renew contracts, unable to estimate and control our contract costs, fail to adequately perform to our clients’ expectations, fail to procure third-party subcontractors, heavy equipment and materials or fail to adequately secure funding for our projects, our profits, revenues and growth over the long-term would decline and such a decline could significantly affect the fair value assessment of our reporting units and cause our goodwill to become impaired. If our goodwill were impaired, we would be required to record a non-cash charge that could have a material adverse effect on our consolidated financial statements. However, any potential non-cash charge would not have any adverse effect on the covenant calculations required under our Facility or our overall compliance with the covenants of our Facility.

Other Intangible Assets

At August 31, 2012 and 2011, amortizable intangible assets included in other assets consisted of patents and client relationships acquired in the IT Group acquisition in fiscal year 2002 (both of which are fully amortized at August 31, 2012), as well as client relationships (amortized over a seven-year period) and non-compete agreements (amortized over a three-year period) acquired in the CPE acquisition in fiscal year 2011. At August 31, 2011, amortizable intangible assets also consisted of proprietary ethylene technology acquired in the Stone & Webster acquisition in fiscal year 2000 and certain petrochemical process technologies, patents and tradenames acquired in the Badger Technologies acquisition in fiscal year 2003 (both of which were being amortized over fifteen years), which were sold as part of the E&C Sale on August 31, 2012.

We amortize all of these intangible assets using the straight line method. Amortization expense included in cost of revenues was $3.4 million, $3.2 million and $3.0 million for the fiscal years ended August 31, 2012, 2011 and 2010, respectively.

The gross carrying values and accumulated amortization of amortizable intangible assets are presented below (in thousands):

	Proprietary Technologies, Patents and Tradenames		Client Relationships
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Balance at September 1, 2010	$43,954	$(26,250)	$2,016	$(1,680)
Effects of deconsolidation of VIE	(2,957)	1,162	—	—
Acquisitions	949	—	2,990	—
Currency translation adjustments	11	—	10	—
Amortization	—	(2,647)	—	(416)

Balance at August 31, 2011	$41,957	$(27,735)	$5,016	$(2,096)

Currency translation adjustments	(63)	—	(62)	—
Divestitures	(39,236)	27,833	—	—
Amortization	—	(2,126)	—	(549)

Balance at August 31, 2012	$2,658	$(2,028)	$4,954	$(2,645)

The following table presents the scheduled future annual amortization for our intangible assets not associated with contract adjustments (in thousands):

	Proprietary Technologies, Patents and Tradenames	Client Relationships
2013	$330	$419
2014	164	420
2015	91	420
2016	45	420
2017	—	420
Thereafter	—	210

Total	$630	$2,309

Note 10 — Debt and Revolving Lines of Credit

Our debt (including capital lease obligations) consisted of the following (in thousands):

	August 31, 2012		August 31, 2011
	Short-term	Long-term	Short-term	Long-term
0%-3.7% interest vendor financing contracts, 2.3%-4.2% imputed interest, due July 2012-December 2013	$6,586	$4,982	$—	$—
Debt of consolidated joint venture: 6% interest, due January 2013	3,400	—	—	—
Capital lease obligations	430	289	349	630

Subtotal	$10,416	$5,271	$349	$630

Westinghouse Bonds (see description below)	1,640,497	—	1,679,836	—

Total	$1,650,913	$5,271	$1,680,185	$630

Annual scheduled maturities of debt and minimum lease payments under capital lease obligations during each year ending August 31 are as follows (in thousands):

	Capital Lease Obligations	Debt
2013	$460	$1,650,483
2014	295	4,982
2015	—	—
2016	—	—
2017	—	—

Thereafter	—	—

Subtotal	755	1,655,465

Less: amount representing interest	(36)	—

Total	$719	$1,655,465

Westinghouse Bonds

On October 13, 2006, NEH, our wholly owned, special purpose subsidiary, issued JPY 128.98 billion (equivalent to approximately $1.1 billion at the time of issuance) principal amount limited recourse bonds, maturing March 15, 2013, at a discount receiving approximately $1.0 billion in proceeds, excluding offering costs. NEH used the proceeds of these bonds to purchase the Westinghouse Equity for approximately $1.1 billion. The Westinghouse Bonds are limited recourse to us (except to NEH), are governed by the Bond Trust Deed and are collateralized primarily by the Westinghouse Equity, the JPY-denominated Put Options between NEH and Toshiba and the Principal Letter of credit, which cover interest owed to bond holders and the possible 3.3% principal exposure.

The holders of the Westinghouse Bond may have the ability to cause us to put our Westinghouse Equity back to Toshiba as a result of the occurrence of a “Toshiba Event” (as defined under the Bond Trust Deed) that occurred in May 2009. A Toshiba Event is not an event of default or other violation of the Bond Trust Deed or the Put Option Agreements, but due to the Toshiba Event, the Westinghouse Bond holders had an opportunity to direct us to exercise the Put Options, through which we would have received the pre-determined JPY-denominated put price whose proceeds must be used to pay off the JPY-denominated Westinghouse Bond debt. To do so, a “supermajority” of the Westinghouse bond holders representing a majority of not less than an aggregate 75% of the principal amount outstanding must have passed a resolution instructing the bond trustee to direct us to exercise the Put Options.

Because the holders of the bonds had the ability to require us to exercise the Put Options to retire the bonds, we reclassified the Westinghouse Bonds from long-term debt to short-term debt and our Investment in Westinghouse to current assets in May 2009.

The Put Options, executed as part of the Investment in Westinghouse transaction, provide NEH the option to sell all or part of the Westinghouse Equity to Toshiba for a pre-determined JPY-denominated put price. On October 6, 2012, NEH exercised its Put Options to sell the Westinghouse Equity to Toshiba. Under the terms of the put option agreements, the Put Options will be cash settled on or before January 4, 2013 with the proceeds deposited in trust to fund retirement of the Westinghouse Bonds on March 15, 2013.

The Put Options require Toshiba to purchase the Westinghouse Equity at a price equivalent to not less than 96.7 percent of the principal amount of the bonds, which was approximately $1,586.4 million (JPY 124.7 billion at August 31, 2012). NEH will fund up to the 3.3 percent shortfall of the principal amount of the bonds, which was approximately $54.1 million (JPY 4.3 billion) at August 31, 2012. We may recognize a non-operating gain once the Put Options are settled, resulting principally from foreign exchange movements. If the bonds would have been repaid at August 31, 2012, from an early exercise of the Put Options, the gain would have been approximately $504.1 million pre-tax. The actual gain or loss will be determined at settlement.

Because any proceeds from the repurchase of the Westinghouse Equity (including funds received in connection with settlement of the Put Options) must be used to repay the Westinghouse Bonds, ultimate settlement of the Westinghouse Bonds may be significantly influenced by Toshiba’s financial condition as well as conditions in the general credit markets.

The exchange rate of the JPY to the USD at August 31, 2012, and August 31, 2011, was 78.6 and 76.8, respectively.

The Westinghouse Bonds consisted of the following (in thousands):

	August 31, 2012	August 31, 2011
Westinghouse Bonds, face value 50.98 billion JPY due March 15, 2013; interest only payments; coupon rate of 2.20%;	$426,875	$426,875
Westinghouse Bonds, face value 78 billion JPY due March 15, 2013; interest only payments; coupon rate of 0.70% above the six-month JPY LIBOR rate (0.33% at August 31, 2012)	653,125	653,125
Increase in debt due to foreign currency transaction adjustments since date of issuance	560,497	599,836

Total Westinghouse debt	$1,640,497	$1,679,836

On October 16, 2006, we entered into an interest rate swap agreement through March 15, 2013, in the aggregate notional amount of JPY 78 billion. We designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate. Under the agreement, we make fixed interest payments at a rate of 2.398%, and we receive a variable interest payment equal to the six-month JPY London Interbank Offered Rate (LIBOR) plus a fixed margin of 0.70%, effectively fixing our interest rate on the floating rate portion of the JPY 78 billion Westinghouse Bonds at 2.398%. At August 31, 2012, and August 31, 2011, the fair value of the swap totaled approximately $13.4 million and $27.1 million, respectively, and is included as a current liability and in accumulated other comprehensive loss, net of deferred taxes, in the accompanying consolidated balance sheets. There was no material ineffectiveness of our interest rate swap for the three and nine months ended August 31, 2012.

Credit Facility

On June 15, 2011, we entered into an unsecured second amended and restated credit agreement (Facility) with a group of lenders that effectively terminated an earlier agreement. The Facility provides lender commitments up to $1,450.0 million, all of which may be available for the issuance of performance letters of credit. The Facility has a sublimit of $1,250.0 million that may be available for the issuance of financial letters of credit and/or borrowings for working capital needs and general corporate purposes.

At August 31, 2012, the amount of the Facility available for financial letters of credit and/or revolving credit loans was $804.9 million, which is equal to the lesser of: (i) $1,202.9 million, representing the total Facility commitment ($1,450.0 million) less outstanding performance letters of credit ($143.8 million) less outstanding financial letters of credit ($103.3 million); (ii) $1,146.7 million, representing the Facility sublimit of $1,250.0 million less outstanding financial letters of credit ($103.3 million); or (iii) $804.9 million, representing the maximum additional borrowings allowed under the leverage ratio covenant (as defined below) contained in the Facility.

Under the Facility, all collateral securing the previous agreement was released, and the expiration of commitments was extended through June 15, 2016. The Facility continues to require guarantees by the Company’s material wholly owned domestic subsidiaries. The Facility allows the Company to seek new or increased lender commitments under it subject to the consent of the Administrative Agent and/or seek other unsecured supplemental credit facilities of up to an aggregate of $500.0 million, all of which would be available for the issuance of performance and financial letters of credit and/or borrowings for working capital needs and general corporate purposes. However the Transaction Agreement, discussed in Note 1 — Description of Business and Summary of Significant Accounting Policies, restricts any such new or increased lender commitments. Additionally, the Company may pledge up to $300.0 million of its unrestricted cash on hand to secure additional letters of credit incremental to amounts available under the Facility, provided that the Company and its subsidiaries have unrestricted cash and cash equivalents of at least $500.0 million available immediately following the pledge. The Facility contains a revised pricing schedule with respect to letter of credit fees and interest rates payable by the Company.

The Facility contains customary financial covenants and other restrictions including an interest coverage ratio (ratio of Shaw EBITDA to consolidated interest expense) and a leverage ratio (ratio of total debt to Shaw EBITDA) with all terms defined in the Facility and (i) maintains or resets maximum allowable amounts certain threshold triggers and certain additional exceptions with respect to the dividend, stock repurchases, investment, indebtedness, lien, asset sale, letter of credit and acquisitions and (ii) additional covenants, thus providing the Company with continued financial flexibility in business decisions and strategies. The Facility contains defaulting lender provisions.

The Facility limits our ability to declare or pay dividends or make any distributions of capital stock (other than stock splits or dividends payable in our own capital stock) or redeem, repurchase or otherwise acquire or retire any of our capital stock. The Facility permits us to make stock repurchases or dividend payments of up to $500.0 million so long as, after giving effect to such purchases or payments, our unrestricted cash and cash equivalents is at least $500.0 million. We are limited to aggregate dividend payments and/or stock repurchases during the life of the Facility up to $500.0 million. In situations where our unrestricted cash and cash equivalents is less than $500.0 million, our ability to pay dividends or repurchase our shares is limited to $50.0 million per fiscal year. The payment of cash dividends is restricted if an event of default has occurred and is continuing under the Facility. The restrictions under our Facility currently do not impair our ability to complete our share repurchase program. For additional information on our share repurchase program, see Note 12 — Capital Stock and Share Repurchase Program.

The total amount of fees associated with letters of credit issued under the Facility were approximately $7.3 million, $8.2 million and $12.4 million for fiscal year 2012, 2011 and 2010, respectively, which includes commitment fees associated with unused credit line availability of approximately $3.7 million, $3.5 million and $3.5 million, respectively.

For the fiscal years ended August 31, 2012, 2011 and 2010, we recognized $2.5 million, $5.2 million and $4.6 million, respectively, of interest expense associated with the amortization of financing fees related to our Facility. At August 31, 2012, and 2011, unamortized deferred financing fees related to our Facility were approximately $9.4 million and $11.8 million, respectively.

At August 31, 2012, we were in compliance with the financial covenants contained in the Facility.

Other Revolving Lines of Credit

Shaw-Nass, a consolidated VIE located in Bahrain, has an available credit facility (Bahrain Facility) with a total capacity of 3.0 million Bahraini Dinars (BHD) or approximately $8.0 million, of which BHD 1.5 million is available for bank guarantees and letters of credit. At August 31, 2012, Shaw-Nass had $0.6 million in borrowings under its revolving line of credit and $0.2 million in outstanding bank guarantees under the Bahrain Facility. The interest rate applicable to any borrowings is a variable rate (1.24% at August 31, 2012) plus 3.00% per annum. We have provided a 50% guarantee related to the Bahrain Facility.

We have uncommitted, unsecured standby letter of credit facilities with banks outside of our Facility. Fees under these facilities are paid quarterly. At August 31, 2012, there were $82.5 million in outstanding letters of credit under these facilities. At August 31, 2011, there were $1.9 million.

Note 11 — Income Taxes

Intraperiod Allocation of Income Taxes:

	For the Fiscal Year Ended August 31,
(In thousands)	2012	2011	2010
Provision (benefit) for income taxes	$44,971	$(106,765)	$37,987
Income from 20% investment in Westinghouse	7,987	13,185	8,666
Earnings (losses) from unconsolidated entities	2,347	2,542	406

Total income tax from continuing operations	55,305	(91,038)	47,059

Shareholders’ equity:
Compensation expense for tax purposes less than (in excess of) amounts recognized for financial reporting	(1,167)	(2,834)	(1,014)
Pension liability	(1,492)	2,388	(2,258)
Other comprehensive income of unconsolidated entities	(11,398)	9,749	(7,411)
Marketable securities	17	(373)	348
Derivative instrument	5,298	2,380	(729)

Total income taxes	$46,563	$(79,728)	$35,995

Income tax attributable to income (loss) before income taxes, minority interest and earnings (losses) from unconsolidated entities:

	For the Fiscal Year Ended August 31,
(In thousands)	2012	2011	2010
Current:
U.S. federal	$21,356	$(82,156)	$45,827
State and local	2,271	6,886	71
Foreign	7,036	3,341	6,596

Total current tax provision	30,663	(71,929)	52,494

Deferred:
U.S. federal	2,609	(32,406)	(17,269)
State and local	3,949	(6,077)	(6,428)
Foreign	7,750	3,647	9,190

Total deferred tax provision	14,308	(34,836)	(14,507)

Total provision for income taxes	$44,971	$(106,765)	$37,987

Other accrued liabilities include $16.4 million and $6.0 million at August 31, 2012 and 2011, respectively, of current income taxes payable, including amounts due for foreign and state income taxes. Prepaid expenses and other current assets at August 31, 2011 include $81.5 million of income taxes refundable, including the benefit of net operating losses generated in the US which was carried back to reduce US taxable income reported in fiscal year 2009.

Income (loss) before income taxes and earnings (losses) from unconsolidated entities (pre-tax income):

	For the Fiscal Year Ended August 31,
(In thousands)	2012	2011	2010
Domestic	$134,915	$(314,494)	$61,420
Foreign	105,136	13,575	69,673

Income (loss) before income taxes and earnings (losses) from unconsolidated entities	$240,051	$(300,919)	$131,093

A reconciliation of the significant differences between the effective income tax rate and the federal statutory rate on income (loss) before income taxes and earnings (losses) from unconsolidated entities (pre-tax income) is as follows:

	For the Fiscal Year Ended August 31,
	2012	2011	2010
U.S. Federal statutory tax rate	35%	35%	35%
State taxes, net of federal income tax benefit	1%	3%	—
Foreign tax differential	—	—	(2)%
Work Opportunity Tax Credit	—	—	—
Foreign tax credits	—	—	(1)%
Section 199 — Domestic Manufacturer Deduction	—	—	(1)%
Valuation allowance	1%	(2)%	2%
Impact of E&C Sale	(11)%	—	—
Noncontrolling interests	(2)%	1%	(4)%
Research and experimentation credit claims	—	—	(6)%
Compensation and stock options	—	(1)%	2%
Uncertain tax positions	(6)%	2%	5%
Nondeductible expenses	2%	(2)%	4%
Rate changes	—	(2)%	(1)%
Other, net	(1)%	2%	(4)%

	19%	36%	29%

The Company’s effective tax rate on income before income taxes and earnings (losses) from unconsolidated entities excluding noncontrolling interests for the years ended August 31, 2012, 2011 and 2010 was 20%, 35% and 34% respectively.

Deferred Taxes

The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts:

(In thousands)	2012	2011
Deferred tax assets:
Receivables	$6,133	$8,765
Net operating loss and tax credit carryforwards	60,827	62,073
Other expenses not currently deductible	38,822	55,683
Foreign currency	212,997	225,390
Derivative instrument	5,174	10,418
Deferred financing costs	624	4,105
Equity in other comprehensive income of unconsolidated entities	43,290	31,723
Compensation related expenses	56,885	42,356

Total gross deferred tax assets	424,752	440,513

Less valuation allowance	(32,986)	(32,361)

Net deferred tax assets	391,766	408,152

Deferred tax liabilities:
Goodwill and other intangibles	(37,019)	(43,442)
Property, plant and equipment	(37,861)	(39,091)
Investments in affiliates	(11,116)	(20,098)
Employee benefits and other expenses	(788)	(828)

Total gross deferred tax liabilities	(86,784)	(103,459)

Net deferred tax assets	$304,982	$304,693

Unremitted Earnings

We have not recognized a deferred tax liability of approximately $111.3 million for the undistributed earnings of our foreign operations that arose in 2012 and prior years as we consider these earnings to be indefinitely invested. As of August 31, 2012, the undistributed earnings of these subsidiaries were approximately $287.6 million. A deferred tax liability will be recognized when we can no longer demonstrate that we plan to permanently reinvest the undistributed earnings.

Losses and Valuation Allowances

The valuation allowance for deferred tax assets at August 31, 2012 and 2011 was $ 33.0 million and $32.4 million, respectively. These valuation allowances were related to foreign and state net operating loss carryforwards. The net change in the total valuation allowance for each of the years ended August 31, 2012, 2011 and 2010 was an increase of $0.6 million, $5.0 million and $5.4 million, respectively. During fiscal 2012, a valuation allowance was established for certain state net operating losses which, if realizable, would reduce future state taxes payable totaling $5.4 million while valuation allowances totaling $3.3 million associated with certain state net operating losses and $3.1 million associated with the E&C Sale were released. Additionally, the valuation allowance increased $1.6 million as a result of a tax rate change. During fiscal 2011, a valuation allowance was established for certain additional state net operating losses which, if realizable, would reduce future state taxes payable totaling $8.5 million while valuation allowances totaling $1.7 million were released. Additionally, the valuation allowance decreased $2.4 million as a result of a tax rate change.

At August 31, 2012, we have U.S. federal net operating loss carryforwards totaling $18.4 million that are limited to use at $2.0 million a year against future federal taxable income and expires through 2022. Additionally, we have $22.0 million of foreign net operating losses available for carryforward with varying expiration dates. There are also state net operating losses available for carryforward which would reduce future state taxes payable by up to $40.0 million of which we currently believe that $8.6 million will be utilized. A valuation allowance has been established for the difference.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax-planning strategies in making this assessment. Based on the level of historical federal taxable income and projections for future federal taxable income over the periods for which the U.S. deferred tax assets are deductible, management believes that it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances at August 31, 2010. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Uncertain Tax Positions

Under ASC 740, we provide for uncertain tax positions, and the related interest, and adjust unrecognized tax benefits and accrued interest accordingly. Unrecognized tax benefits are included in the consolidated balance sheets as other liabilities, except to the extent payment is expected within one year. We recognize potential interest and penalties related to unrecognized tax benefits in income tax expense. A reconciliation of unrecognized tax benefits, interest and penalties is as follows:

(In thousands)	2012	2011	2010
Balance at September 1	$35,795	$47,275	$52,140
Increase (decrease) in tax positions — current year	1,038	229	443
Increase (decrease) in tax positions — prior years	2,902	7,632	(3,976)
Settlements	(14,134)	(19,663)	(1,924)
Increase (decrease) in interest — net of tax benefit	629	304	508
Increase (decrease) in penalties	95	(169)	5
Expiration of statutes of limitation	(20,081)	—	—
Currency Translation Adjustment	(92)	187	79

Balance at August 31	$6,152	$35,795	$47,275

The portion of the balance at August 31, 2012 and 2011, that would affect our effective tax rate was $6.2 million and $29.2 million, respectively. Interest, net of tax benefit, and penalties included in the balance at August 31, 2012 and 2011, was $0.3 million and $4.1 million. The remaining difference represents the amount of unrecognized tax benefits for which the ultimate tax consequence is certain, but for which there is uncertainty about the timing of the tax consequence recognition. Because of the impact of deferred tax accounting, the timing would not impact the annual effective tax rate but could accelerate the payment of cash to the taxing authority to an earlier period.

We file income tax returns in numerous tax jurisdictions, including the U.S., most U.S. states and certain non-U.S. jurisdictions including jurisdictions where our subsidiaries execute project-related work. The statute of limitations varies by the various jurisdictions in which we operate. With few exceptions, we are no longer subject to U.S. state and local or non-U.S. income tax examinations by tax authorities for years before fiscal year 2004 and US Federal examinations for years before fiscal 2009. Although we believe our calculations for our tax returns are correct and the positions taken thereon are reasonable, the final outcome of tax audits could be materially different than the resolution we currently anticipate, and those differences could result in significant costs or benefits to us.

Unrecognized tax benefits increased $1.0 million for current year positions and $2.9 million for positions in prior years. We released provisions for unrecognized tax benefits totaling $18.5 million to income tax expense and $1.6 million to equity as a result of the statutes of limitations for several tax years in various jurisdictions lapsing on August 31, 2012.

During fiscal year 2012, the audit of our US federal tax returns for fiscal years 2009 and 2010 by the Internal Revenue Service was completed. The IRS is now in the process of conducting audits of fiscal year 2011 under a limited focused examination and fiscal year 2012 under its Compliance Assurance Process (CAP). Under CAP, the IRS works with large business taxpayers on a contemporaneous, real-time basis to resolve issues prior to the filing of tax returns which allows participants to remain current with IRS examinations.

We do not believe there will be significant changes in our unrecognized tax benefits within the next 12 months.

Note 12 — Capital Stock and Share Repurchase Program

We are authorized to issue an aggregate of two hundred twenty million (220,000,000) shares, of which two hundred million (200,000,000) shares shall be common stock, no par value (Common Stock), and twenty million (20,000,000) shares shall be preferred stock, no par value (Preferred Stock). Each outstanding share of Common Stock entitles its holder to one vote on each matter properly submitted to our shareholders for their vote, waiver, release, or other action. There are no preemptive rights with respect to any class of stock.

Preferred Stock: Our Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and with such rights, privileges, and preferences as the Board of Directors shall from time to time determine. We have not issued any shares of preferred stock.

Common Stock: At August 31, 2012 and 2011, we had 93,016,409 and 91,711,102 shares issued and 66,425,168 and 71,306,382 shares outstanding, respectively.

Treasury Stock: Treasury stock is recorded at cost. At August 31, 2012 and 2011, we had 26,591,241 and 20,404,720 shares classified as Treasury Stock at a cost of $791.9 million and $639.7 million, respectively. For the fiscal years ended August 31, 2012 and 2011, the repurchases of shares were as follows (cost in thousands):

Year Ended August 31, 2012	No. of Shares	Weighted- Average Per Share Cost (1)	Total Cost (2)
Board authorized $500 million repurchase plan in June 2011	6,185,567	$24.25	$152,143
Shared exchanged for taxes on stock-based compensation	954	$21.97	21

Total repurchases	6,186,521		$152,164

Year Ended August 31, 2011	No. of Shares	Weighted- Average Per Share Cost (1)	Total Cost (2)
Board authorized $500 million repurchase plan in December 2010	13,688,354	$36.51	$500,000
Board authorized $500 million repurchase plan in June 2011	945,100	$23.01	$21,768
Shared exchanged for taxes on stock-based compensation	15,317	$31.55	$483

Total repurchases	14,648,771		$522,251

(1)	Excluding commissions, fees and expenses
(2)	Including commissions, fees and expenses

The repurchased shares are being held in treasury and are available for reissuance.

While we continue to have an open authorization from our Board to repurchase up to $326.1 million in shares, subject to limitations contained in the Facility, the Transaction Agreement contains covenants that restrict our ability to repurchase shares. See Note 1 — Description of Business and Summary of Significant Accounting Policies for discussion regarding the Transaction Agreement with CB&I and Note 10 — Debt and Revolving Lines of Credit for additional information on our Facility.

Note 13 — Share-Based Compensation

Share-Based Compensation Plans

We have utilized the following share-based compensation plans to provide equity incentive award opportunities to our directors, officers, and key employees. These plans are administered by the Compensation Committee of the Board of Directors, which approves participant eligibility, the number of shares awarded and the terms, conditions, and other provisions of each award:

Plan	Authorized Shares	Types of Instruments Authorized
1993 Employee Stock Option Plan (1993 Plan)	3,844,000	Qualified and non-qualified stock options and restricted stock awards
1996 Non-Employee Director Stock Option Plan (1996 Plan)	300,000	Non-qualified stock options
Stone & Webster Acquisition Stock Option Plan (Stone & Webster Plan)	1,070,000	Non-qualified stock options
2001 Employee Incentive Compensation Plan (2001 Plan)	9,500,000	Qualified and non-qualified stock options, stock appreciation rights, performance shares, and restricted stock awards
2005 Non-Employee Director Stock Incentive Plan (Directors’ Plan)	300,000	Non-qualified stock options and phantom stock awards
2008 Omnibus Incentive Plan	6,250,000	Non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards

Shares not awarded that were previously available under the 1993 and 1996 Plans have expired. Upon adoption of the 2008 Omnibus Incentive Plan, our existing share-based compensation plans, including the 2001 Plan and the Directors’ Plan (collectively the Prior Plans), terminated. No new awards will be granted under the Prior Plans, and there is no longer any authority to issue the remaining shares of common stock available under the Prior Plans. All awards granted under these plans that were outstanding as of January 28, 2009 remain outstanding and continue to be governed by the Prior Plans.

Shares available for future stock option and restricted stock based award grants to employees, officers and directors under the 2008 Omnibus Incentive Plan were 1,785,135 and 2,023,529 at August 31, 2012 and August 31, 2011, respectively.

Stock Options

We granted stock options under the stock-based compensation plans described above in fiscal years 2011 and prior. Stock options were not issued in fiscal year 2012. Stock options generally vest annually on a ratable basis over four years with a total term to exercise of ten years from grant date. Awards are issued with an exercise price equal to the market value of our stock on the grant date.

We use the Black-Scholes option pricing model to estimate the grant date fair value of stock option awards. The table below includes the weighted-average grant date assumptions used for awards granted in fiscal years 2011 and 2010.

	For the Year Ended August 31,
	2011	2010
Expected volatility	52.8%	57.5%
Risk-free interest rate	1.3%	2.6%
Expected dividend yield	0.0%	0.0%
Expected term (in years)	5.5	4.9
Grant date fair value	$14.42	$13.75

Expected volatility is based on implied volatilities of exchange-traded options on our stock as well as the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We did not issue any dividends on our common stock for the years presented so the assumed dividend yield used to calculate the grant date fair value was zero. The expected term assumption is based on multiple factors, including future and historical employment and post-employment option exercise patterns for certain relatively homogeneous participants.

The following table represents the stock option compensation expense that is included in selling, general and administrative expenses and cost of revenues in the accompanying consolidated statements of operations (in millions):

	For the Year Ended August 31,
	2012	2011	2010
Stock Option Compensation Expense	$7.5	$10.2	$10.8

At August 31, 2012, we have $7.1 million of unrecognized compensation expense related to unvested stock options expected to be recognized over a weighted-average period of 1.3 years. The grant date fair value of stock options that vested during fiscal years 2012, 2011, and 2010 was $10.0 million, $10.2 million, and $11.1 million, respectively.

The following table represents stock option activity from September 1, 2010 to August 31, 2012:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Term
Outstanding at August 31, 2010	4,004,747	25.10	6.5

Granted	634,233	30.76
Exercised	(490,116)	22.46
Forfeited/Expired	(128,734)	33.04

Outstanding at August 31, 2011	4,020,130	26.03	6.2

Granted	—	—
Exercised	(709,900)	22.56
Forfeited	(161,868)	26.05
Expired	(60,298)	46.83

Outstanding at August 31, 2012	3,088,064	26.42	5.2

Exercisable at August 31, 2012	2,222,237	26.13	4.4

The aggregate intrinsic value of options outstanding was $55.0 million, $12.8 million, and $40.9 million at August 31, 2012, 2011, and 2010, respectively. The aggregate intrinsic value of options exercisable was $42.1 million, $10.2 million, and $25.5 million at August 31, 2012, 2011, and 2010, respectively. The total intrinsic value of options exercised was $9.7 million, $6.6 million, and $9.8 million for the fiscal years ended August 31, 2012, 2011, and 2010, respectively.

Net cash proceeds from the exercise of stock options for the fiscal years ended August 31, 2012, 2011, and 2010 were $16.0 million, $11.0 million, and $16.2 million, respectively. We receive a tax deduction for certain stock options when exercised, generally for the excess of the fair value at the date of exercise over the option exercise price. Excess tax benefits related to the exercise of equity-classified stock options are reflected as financing cash inflows. The actual income tax benefit realized in the consolidated statements of operations from stock option exercises was $3.4 million, $2.4 million and $1.8 million for the fiscal years ended August 31, 2012, 2011, and 2010, respectively.

Cash-Settled Stock Appreciation Rights (SARs)

In fiscal year 2011, we granted SARs under our 2008 Omnibus Incentive Plan which allow the holder to receive in cash the difference between the grant price (the market value of our stock on the grant date) and the market value of our stock on the date of exercise. SARs were not issued in fiscal year 2012. The SARs vest over four years.

We use the Black-Scholes option pricing model to estimate the grant date fair value of SARs. The table below includes the weighted-average grant date assumptions used for the awards granted in fiscal year 2011. See the Stock Options section above for a more detailed discussion of these assumptions.

Weighted-Average Grant Date Assumptions
Expected volatility	53.4%
Risk-free interest rate	0.8%
Expected dividend yield	0.0%
Expected term (in years)	3.9
Grant date fair value	$12.50

The SARs are liability-classified awards. Compensation cost for liability-classified awards is re-measured at each reporting period and is recognized as an expense over the requisite service period. During the year ended August 31, 2011, the Black-Scholes option pricing model was used to re-measure the value of the SARs at each reporting period. During the year ended August 31, 2012, we switched to using a binomial model to re-measure the value of the SARs at each reporting period. We believe that the binomial model produces a better estimate of the fair value of the SARs.

The following table represents the SAR compensation expense that is included in selling, general and administrative expenses and cost of revenues in the accompanying consolidated statements of operations (in millions):

	For the Year Ended August 31,
	2012	2011	2010
SAR Compensation Expense	$1.8	$0.4	$—

At August 31, 2012, we have $2.5 million of unrecognized compensation expense related to unvested SARs expected to be recognized over a weighted-average period of 1.6 years.

The following table represents SAR activity from September 1, 2010 to August 31, 2012:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Term
Outstanding at August 31, 2010	—	$—	—

Granted	359,364	30.56
Exercised	—	—
Forfeited	(31,135)	30.56

Outstanding at August 31, 2011	328,229	$30.56	9.2

Granted	—	—
Exercised	(12,513)	30.56
Forfeited	(74,774)	30.56
Expired	(3,053)	30.56

Outstanding at August 31, 2012	237,889	$30.57	8.2

Exercisable at August 31, 2012	64,127	$30.56	8.2

The aggregate intrinsic value of SARs outstanding was $2.7 million and $0.0 million at August 31, 2012 and 2011, respectively. The aggregate intrinsic value of SARs exercisable was $0.7 million and $0.0 million at August 31, 2012 and 2011, respectively. The total intrinsic value of SARs exercised was $0.1 million and $0.0 million for the fiscal years ended August 31, 2012 and 2011, respectively.

Cash paid upon the exercise of SARs totaled $0.1 million during fiscal year 2012. No amounts were paid in fiscal year 2011. Cash payments are reflected as operating cash outflows. At August 31, 2012 and 2011, the liabilities associated with cash-settled SARs included in the accompanying balance sheets totaled $2.2 million and $0.4 million, respectively.

Restricted Stock Units and Awards

In fiscal years 2011 and 2012, we granted restricted stock units under our 2008 Omnibus Incentive Plan. The compensation expense for restricted stock units and awards is determined based on the market price of our stock at the grant date applied to the total number of shares that are expected to fully vest. Restricted stock units and awards granted in fiscal year 2011 and prior generally vest over four years. Restricted stock units granted in fiscal year 2012 vest over three years.

The following table represents the restricted stock compensation expense that is included in selling, general and administrative expenses and cost of revenues in the accompanying consolidated statements of operations (in millions):

	For the Year Ended August 31,
	2012	2011	2010
Restricted Stock Compensation Expense	$15.0	$22.4	$24.1

At August 31, 2012, we have unrecognized compensation expense of $14.9 million associated with unvested restricted stock units. This amount is expected to be recognized over a weighted-average period of 1.4 years.

The following table summarizes our unvested restricted stock unit and award activity from September 1, 2010 to August 31, 2012:

	Shares/Units	Weighted Average Grant-Date Fair Value
Unvested restricted stock at August 31, 2010	2,123,889	$27.24

Granted	325,279	30.80
Vested	(894,143)	27.27
Forfeited	(77,248)	25.82

Unvested restricted stock at August 31, 2011	1,477,777	$28.08

Granted	384,828	23.64
Vested	(825,403)	27.84
Forfeited	(145,722)	26.95

Unvested restricted stock at August 31, 2012	891,480	$26.57

We receive a tax deduction when restricted stock units and awards vest at a higher value than the value used to recognize compensation expense at the grant date. Excess tax benefits related to the vesting of restricted stock units and awards are reflected as financing cash inflows. The actual income tax benefit realized from the vesting of restricted stock unit and award was $7.3 million, $9.6 million and $8.7 million for the fiscal years ended August 31, 2012, 2011, and 2010, respectively.

Cash-Settled Restricted Stock Units

In fiscal years 2011 and 2012, we granted cash-settled restricted stock units under our 2008 Omnibus Incentive Plan, which allow the holder to receive cash equal to the value of underlying restricted share units at predetermined vesting dates. Cash-settled restricted stock units granted in fiscal year 2011 and prior generally vest over four years. Cash-settled restricted stock units granted in fiscal year 2012 vest over three years.

The cash-settled restricted stock units are liability-classified awards. Compensation cost for liability-classified awards is re-measured at each reporting period and is recognized as an expense over the requisite service period. The cash-settled restricted stock units are re-measured using the closing stock price on the last business day of each reporting period.

The following table represents the cash-settled restricted stock unit compensation expense that is included in selling, general and administrative expenses and cost of revenues in the accompanying consolidated statements of operations (in millions):

	For the Year Ended August 31,
	2012	2011	2010
Cash-Settled Restricted Stock Unit Compensation Expense	$9.7	$1.1	$—

At August 31, 2012, we have unrecognized compensation expense of $20.9 million associated with unvested cash-settled restricted stock units. This amount is expected to be recognized over a weighted-average period of 1.5 years.

The following table summarizes our unvested cash-settled restricted stock unit activity from September 1, 2010 to August 31, 2012:

	Units	Weighted Average Grant-Date Fair Value
Unvested cash-settled restricted stock units at August 31, 2010	—	$—

Granted	280,571	30.58
Vested	—	—
Forfeited	(25,714)	30.56

Unvested cash-settled restricted stock units at August 31, 2011	254,857	$30.59

Granted	688,411	23.25
Vested	(60,445)	30.56
Forfeited	(191,704)	25.42

Unvested cash-settled restricted stock units at August 31, 2012	691,119	$24.71

Cash paid upon the vesting of cash-settled restricted stock units totaled $1.6 million during fiscal year 2012. There were no vestings in fiscal year 2011. Cash payments are reflected as operating cash outflows. At August 31, 2012 and 2011, the liabilities associated with cash settled restricted stock units included in the accompanying balance sheets totaled $9.2 million and $1.1 million, respectively.

Performance Cash Units (PCUs)

In fiscal year 2012, we granted PCUs under our 2008 Omnibus Incentive Plan which represent the right to receive $1 for each earned PCU if specified performance goals are met over the three-year performance period. The PCU recipients may earn between 0% and 200% of their individual target award amount depending on the level of performance achieved. The PCUs vest over approximately three years, with 25% vesting at the end of the first and second years/performance periods and 50% vesting at the end of the third year/performance period. PCUs were not awarded during fiscal year 2011.

The fair value of PCUs was estimated at the grant date based on the probability of satisfying the performance goals associated with the PCUs using a Monte Carlo simulation model. The table below includes the weighted-average grant date assumptions used to value the awards granted in fiscal year 2012. See the Stock Options section above for a more detailed discussion of these assumptions.

Weighted-Average Grant Date Assumptions
Expected volatility (Shaw)	47.16%
Expected volatility (Peer Group average)	45.74%
Risk-free interest rate	0.35%
Expected dividend yield	0.00%
Expected term (in years)	2.80
Grant date fair value	$1.10

The PCUs are liability-classified awards due to the settlement of these awards in cash. The Monte Carlo Simulation model was used to re-measure the fair value of the PCUs at the end of each reporting period. PCU recipients earned 200% of their target award amounts for the performance period ended August 31, 2012. The cash payments will be reflected as operating cash outflows. At August 31, 2012, the liabilities associated with cash-settled PCUs included in the accompanying balance sheets totaled $8.8 million.

The following table represents the PCU compensation expense that is included in selling, general and administrative expenses and cost of revenues in the accompanying consolidated statements of operations (in millions):

	For the Year Ended August 31,
	2012	2011	2010
PCU Compensation Expense	$8.8	$—	$—

At August 31, 2012, we have unrecognized compensation expense of $10.5 million associated with PCUs. This amount is expected to be recognized over a weighted-average period of 1.8 years.

The following table summarizes our PCU activity from September 1, 2011 to August 31, 2012:

	Units	Weighted Average Grant-Date Fair Value
Unvested PCUs at August 31, 2011	—	$—

Granted	11,661,500	1.10
Vested	—	—
Forfeited	(1,275,000)	1.10

Unvested PCUs at August 31, 2012	10,386,500	$1.10

Note 14 — Operating Leases

We lease certain office buildings, fabrication and warehouse facilities, machinery and equipment under various lease arrangements. Leases that do not qualify as capital leases are classified as operating leases, and the related lease payments are expensed on a straight-line basis over the lease term, including, as applicable, any free-rent period during which we have the right to use the asset. For leases with renewal options where the renewal is reasonably assured, the lease term, including the renewal period, is used to determine the appropriate lease classification and to compute periodic rental expense.

Certain of our operating lease agreements are non-cancelable and expire at various times and require various minimum rentals. The non-cancelable operating leases with initial non-cancelable periods in excess of twelve months that were in effect as of August 31, 2012, require us to make the following estimated future payments:

For the year ending August 31 (in thousands):
2013	$45,532
2014	43,145
2015	37,522
2016	31,819
2017	22,758
Thereafter	101,955

Total future minimum lease payments	$282,731

Future minimum lease payments as of August 31, 2012 have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $1.7 million.

In 2002, we entered into a 10-year non-cancelable operating lease for our Corporate Headquarters building in Baton Rouge, Louisiana. In connection with this lease, we purchased an option for approximately $12.2 million for the right to acquire additional office space and undeveloped land for approximately $150.0 million or renew at below market rates for an additional 10-year term. On November 30, 2010, we exercised the option to renew the lease for an additional 10-year term at below market rates as stipulated in the lease agreement. Upon execution of the renewal, the real estate option was forgone. Therefore, the price paid for the option, as well as legal fees incurred in relation to the option, were reclassified as prepaid rent. The prepaid rent will be amortized over the life of the new term of the Corporate Headquarters building lease.

We also enter into lease agreements for equipment needed to fulfill the requirements of specific jobs. Any payments owed or committed under these lease arrangements as of August 31, 2012, are not included as part of total minimum lease payments shown above.

The total rental expense for the fiscal years ended August 31, 2012, 2011 and 2010 was approximately $140.0 million, $156.7 million and $178.8 million, respectively. Deferred rent payable (current and long-term) aggregated $23.5 million and $27.9 million at August 31, 2012 and 2011, respectively.

Note 15 — Contingencies and Commitments

Legal Proceedings

In the normal course of business, we are involved in a variety of legal proceedings, liability claims or contract disputes in many jurisdictions around the world. Some of these legal proceedings are associated with the performance of our services. At times, the nature of our business leads to disputes with clients, subcontractors and vendors relating to our entitlement to additional revenue and/or reduced costs. Occasionally, these disputes lead to our clients, subcontractors and vendors presenting claims against us for recovery of cost they incurred in excess of what they expected to incur, or for which they believe they are not contractually liable. In such matters, we evaluate both our claims against the client as well as any disputes and/or counterclaims asserted against us by the client or opposing party pursuant to ASC 450, and we record the probable outcome based upon this analysis. For an additional discussion of our claims on major projects, see Note 20 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts. The actual outcomes may differ materially from our analysis.

On November 12, 2010, the jury returned a split verdict in a dispute between our subsidiary, Stone & Webster, Inc. (S&W), and Xcel Energy (d/b/a Public Service of Colorado) related to Xcel Energy’s coal-fired power plant project in Pueblo, Colorado. As a result of this verdict, our Power segment recorded a reduction in gross profit of $63.4 million in the period ended November 30, 2010. During the first quarter of fiscal year 2012, we collected in excess of $40 million in outstanding receivables from Xcel Energy, which effectively closed this matter.

In connection with an EPC contract executed by our Power segment for a 600 MW steam turbine electrical generation plant in the U.S., we commenced an arbitration proceeding against our client for this project seeking the return of and relief from schedule related liquidated damages assessed by the client, a contract price adjustment and outstanding monies owed under our contract. In addition, we commenced an arbitration proceeding with our equipment and services supplier on this project. During the first quarter of fiscal year 2012, we contemporaneously settled all remaining disputes with our client and the equipment supplier, with an immaterial impact to our results of operations in the 2012 fiscal year.

In connection with an approximate $28.1 million contract executed by our F&M segment to supply fabricated pipe spools to a manufacturing facility in the U.S., our client filed a lawsuit in the U.S. District Court for the Eastern District of Washington alleging that shop-welding on the pipe spools we supplied were deficient and that the deliveries for some of the pipe spools were untimely. We reached a settlement with our client on this matter in October 2011 and recorded a $16.8 million charge to cost of revenue in fiscal year 2011 and are currently seeking recovery from our insurers. We paid the amounts due to our client in the first quarter of fiscal year 2012, which effectively closed this matter with our client. However, we continue to seek partial recovery from our insurers.

In connection with a cost reimbursable contract executed by our Power segment for the engineering, procurement and construction of flue gas desulfurization systems at three power generating facilities, we were involved in litigation with the client in the U.S. District Court, District of Maryland and the U.S. District Court, Southern District of New York. On January 14, 2011, we commenced the Maryland action with the filing of petitions to establish and enforce mechanics liens against the three projects in an amount totaling approximately $143.0 million. On June 5, 2012, we settled all outstanding claims and counterclaims with the client arising under the contract. As a result of the settlement, we recorded a $20.1 million charge to earnings in the three months ended May 31, 2012. On June 11, 2012, we collected approximately $107 million in cash, representing all of the remaining net accounts receivable associated with the project, which effectively ends this matter.

For additional information related to our claims on major projects, see Note 20 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts.

Following our announcement of the signed Transaction Agreement, several shareholders filed purported class action suits against Shaw, its directors, CB&I, and in some cases, against CB&I’s acquisition subsidiary. The plaintiffs generally allege breach of fiduciary duties of care and loyalty to Shaw shareholders because of, among other claims, inadequate consideration to be paid by CB&I for Shaw common stock. We believe that these lawsuits are without merit and intend to contest them vigorously.

Liabilities Related to Contracts

Our contracts often contain provisions relating to the following matters:

•	warranties, requiring achievement of acceptance and performance testing levels;

•	liquidated damages, if the project does not meet predetermined completion dates; and

•	penalties or liquidated damages for failure to meet other cost or project performance measures.

We attempt to limit our exposure through the use of the penalty or liquidated damage provisions and attempt to pass certain cost exposure for craft labor and/or commodity-pricing risk to clients. We also have claims and disputes with clients as well as vendors, subcontractors and others that are subject to negotiation or the contractual dispute resolution processes defined in the contracts. See Note 5 — Accounts Receivable, Concentrations of Credit Risk and Inventories, Note 20 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts and Legal Proceedings above for further discussion on these matters.

Other Guarantees

Our Facility lenders issue letters of credit on our behalf to clients or sureties in connection with our contract performance and, in limited circumstances, on certain other obligations of third parties. We are required to reimburse the issuers of these letters of credit for any payments that they make pursuant to these letters of credit. The aggregate amount of outstanding financial and performance letters of credit (including foreign and domestic, secured and unsecured) was approximately $329.6 million and $456.1 million at August 31, 2012, and August 31, 2011, respectively. Of the amount of outstanding letters of credit at August 31, 2012, $173.8 million are performance letters of credit issued to our clients. Of the $173.8 million, five clients held $160.5 million or 92.3% of the outstanding letters of credit. The largest letter of credit issued to a single client on a single project is $49.7 million.

In the ordinary course of business, we enter into various agreements providing financial or performance assurances to clients that may cover certain unconsolidated partnerships, joint ventures or other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments and are generally a guaranty of our own performance. These assurances have various expiration dates ranging from mechanical completion of the facilities being constructed to a period extending beyond contract completion. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed under engineering and construction contracts. Amounts that may be required to be paid in excess of our estimated cost to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For fixed price contracts, this amount is the cost to complete the contracted work less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where cost exceeds the remaining amounts payable under the contract, we may have recourse to third parties such as owners, co-venturers, subcontractors or vendors.

We have recorded a liability of $8.9 million associated with certain lease obligations in connection with the deconsolidation of our Toronto-based operations.

Environmental Liabilities

The LandBank Group, Inc. (LandBank), a subsidiary of our Environmental and Infrastructure (E&I) segment, remediates previously acquired environmentally impaired real estate. The real estate was recorded at cost, typically reflecting some degree of discount due to environmental issues related to the real estate. As remediation efforts are expended, the book value of the real estate is increased to reflect improvements made to the asset. Additionally, LandBank records a liability for estimated remediation costs for real estate that is sold, but for which the environmental obligation is retained. We also record an environmental liability for properties held by LandBank if funds are received from transactions separate from the original purchase to pay for environmental remediation costs. There are no recent additions to the LandBank portfolio of properties, and at this time we are not pursuing additional opportunities. Accordingly, we are not incurring incremental environmental liability beyond the portfolio that currently exists. Existing liabilities are reviewed quarterly, or more frequently, as additional information becomes available. We also have insurance coverage that helps mitigate our liability exposure. At August 31, 2012, and August 31, 2011, our E&I segment had approximately $1.2 million and $1.9 million, respectively, of environmental liabilities recorded in other liabilities in the accompanying balance sheets. LandBank environmental liability exposure beyond that which is recorded is estimated to be immaterial.

Employment Contracts

We have entered into employment agreements with each of our senior corporate executives and certain other key employees. In the event of termination, these individuals may be entitled to receive their base salaries, management incentive payments, and certain other benefits for the remaining term of their agreement and all options and similar awards may become fully vested. Additionally, for certain executives, in the event of death, their estates are entitled to certain payments and benefits.

Note 16 — Business Segments

Our reportable segments are Power; Plant Services; Environmental and Infrastructure (E&I); Fabrication and Manufacturing (F&M); Energy and Chemicals (E&C); Investment in Westinghouse; and Corporate.

The Power segment provides a range of project-related services, including design, engineering, construction, procurement, technology and consulting services, primarily to the global fossil and nuclear power generation industries.

The Plant Services segment performs routine and outage/turnaround maintenance, predictive and preventative maintenance, as well as construction and major modification services, to clients’ facilities in the fossil and nuclear power generation industries and industrial markets primarily in North America.

The E&I segment provides integrated engineering, design, construction and program and construction management services and executes environmental remediation solutions primarily to the U.S. government, state/local government agencies and private-sector clients worldwide. During the fourth quarter of fiscal year 2012, the consulting business that previously resided in our E&C segment, was incorporated into our E&I segment. The move of this business did not change the overall composition of the E&I segment, as it is not dissimilar to other consulting business already in the E&I segment. The transfer was also not material in relation to any previously filed segment reporting financial information. Therefore, the prior periods were not recasted to reflect this change.

The F&M segment provides integrated fabricated piping systems and services for new construction, site expansion and retrofit projects for power generating energy, chemical and petrochemical plants. We operate several pipe and steel fabrication facilities in the U.S. and abroad. We also operate two manufacturing facilities that provide pipe fittings for our pipe fabrication services operations, as well as to third parties. In addition, we operate several distribution centers in the U.S., which distribute our products to clients.

On August 31, 2012, we completed the E&C Sale for approximately $290.0 million in cash. Remaining in the E&C segment as of August 31, 2012, are our obligations under an engineering, procurement and construction contract associated with a large ethylene plant in southeast Asia that is nearing completion. Also retained was the consulting business, which was incorporated into our E&I segment as discussed above.

The Investment in Westinghouse segment includes NEH’s Westinghouse Equity and the Westinghouse Bonds. Westinghouse serves the domestic and international nuclear electric power industry by supplying advanced nuclear plant designs and equipment, fuel and a wide range of other products and services to the owners and operators of nuclear power plants. Please see Note 8 — Equity Method Investments and Variable Interest Entities and Note 10 — Debt and Revolving Lines of Credit for additional information.

The Corporate segment includes corporate management and expenses associated with managing the overall company. These expenses include compensation and benefits of corporate management and staff, legal and professional fees and administrative and general expenses that are not directly associated with the other segments. Our Corporate assets primarily include cash, cash equivalents and short-term investments held by the corporate entities and property and equipment related to the corporate facility and certain information technology assets.

The following tables present certain financial information for our segments (in millions):

	Power	Plant Services	E&I	F&M	E&C	Investment In Westinghouse	Corporate and other	Total
Fiscal Year 2012
Revenues from external clients	$1,973.4	$1,089.2	$1,814.4	$551.5	$579.9	$—	$—	$6,008.4
Intersegment revenues	12.2	237.4	5.4	—	5.9	—	—	260.9
Interest income	0.5	—	0.2	0.1	0.5	—	4.1	5.4
Interest expense	0.2	—	—	0.2	—	40.6	5.9	46.9
Depreciation and amortization	28.4	1.9	14.0	18.9	9.4	—	1.8	74.4
Income (loss) before income taxes	30.6	69.8	102.8	68.8	41.5	0.1	(73.5)	240.1
Earnings (losses) from unconsolidated entities, net of tax	(1.5)	—	0.9	(0.5)	5.0	12.3	—	16.2
Goodwill	139.2	42.0	206.9	16.4	—	—	—	404.5
Total assets	2,009.0	346.5	1,129.6	695.4	586.7	1,216.9	245.9	6,230.0
Investment in and advances to equity method investees	—	—	5.3	0.9	—	—	—	6.2
Purchases of property and equipment	34.3	0.1	16.2	14.4	1.4	—	12.2	78.6
Increases (decreases) in other assets, long-term, net	(0.3)	—	(2.2)	0.1	(8.4)	—	1.2	(9.6)

	Power	Plant Services	E&I	F&M	E&C	Investment In Westinghouse	Corporate and other	Total
Fiscal Year 2011
Revenues from external clients	$2,116.8	$924.7	$1,894.3	$408.6	$593.3	$—	$—	$5,937.7
Intersegment revenues	11.1	50.5	7.6	—	7.9	—	—	77.1
Interest income	8.1	—	0.1	0.7	0.9	—	6.8	16.6
Interest expense	0.5	—	—	—	0.1	41.6	4.9	47.1
Depreciation and amortization	27.6	1.8	13.9	17.5	10.3	—	2.8	73.9
Income (loss) before income taxes	1.8	59.8	117.3	20.6	(190.3)	(201.9)	(108.2)	(300.9)
Earnings (losses) from unconsolidated entities, net of tax	0.4	—	1.2	—	3.8	20.9	—	26.3
Goodwill	139.2	42.0	207.9	17.6	139.1	—	—	545.8
Total assets	2,129.0	270.2	1,060.9	710.0	482.9	1,266.4	404.3	6,323.7
Investment in and advances to equity method investees	—	—	5.3	—	9.5	—	—	14.8
Purchases of property and equipment	50.8	0.1	11.7	29.0	5.4	—	4.8	101.8
Increases (decreases) in other assets, long-term, net	(4.8)	—	2.5	0.3	(4.1)	—	1.4	(4.7)

	Power	Plant Services	E&I	F&M	E&C	Investment In Westinghouse	Corporate and other	Total
Fiscal Year 2010
Revenues from external clients	$2,297.9	$881.0	$2,215.2	$492.0	$1,097.8	$—	$0.1	$6,984.0
Intersegment revenues	4.6	49.7	16.8	—	0.8	—	—	71.9
Interest income	0.4	—	1.4	0.4	0.4	—	11.1	13.7
Interest expense	1.2	0.1	0.2	0.1	(0.2)	38.1	4.4	43.9
Depreciation and amortization	23.6	1.8	12.2	13.6	9.7	—	1.9	62.8
Income (loss) before income taxes	64.9	43.7	138.8	63.9	47.7	(169.8)	(58.1)	131.1
Earnings (losses) from unconsolidated entities, net of tax	—	—	0.7	—	(0.2)	7.0	(0.4)	7.1
Goodwill	139.2	42.0	189.8	16.5	112.0	—	—	499.5
Total assets	2,041.2	206.4	1,185.4	664.8	717.7	1,197.8	965.6	6,978.9
Investment in and advances to equity method investees	—	—	6.8	—	4.9	—	—	11.7
Purchases of property and equipment	110.7	0.4	14.2	38.6	6.5	—	15.4	185.8
Increases (decreases) in other assets, long-term, net	(7.7)	(1.5)	33.1	—	(2.2)	—	(3.8)	17.9

A reconciliation of total segment assets to total consolidated assets is as follows (in millions):

	At August 31,
	2012	2011	2010
Total segment assets	$6,230.0	$6,323.7	$6,978.9
Elimination of intercompany receivables	(635.2)	(468.4)	(570.5)
Elimination of investments in subsidiaries	(587.3)	(368.3)	(412.1)
Income tax entries not allocated to segments	—	—	—

Total consolidated assets	$5,007.5	$5,487.0	$5,996.3

The following tables present geographic revenues and long-lived assets (in millions):

	For the Year Ended August 31,
	2012	2011	2010
Revenues:
United States	$5,187.6	$5,032.2	$5,619.0
Asia/Pacific Rim countries	489.1	573.3	948.4
Middle East	163.4	141.7	263.2
United Kingdom and other European countries	53.5	105.8	67.6
South America and Mexico	85.7	56.2	16.0
Canada	16.3	18.8	23.3
Other	12.8	9.7	46.5

Total Revenues	$6,008.4	$5,937.7	$6,984.0

	At August 31,
	2012	2011	2010
Long-Lived Assets:
United States	$469.2	$521.5	$538.5
United Kingdom	19.6	15.2	4.3
Other foreign countries	128.5	102.9	67.1

Total Long-Lived Assets	$617.3	$639.6	$609.9

Revenues are attributed to geographic regions based on location of the project or the ultimate destination of the product sold. Long-lived assets include all long-term assets, except those specifically excluded under ASC 280, Segment Reporting, such as deferred income taxes and goodwill, which is primarily attributable to domestic reporting entities. See segment tables above as well as Note 9 — Goodwill and Other Intangibles for additional information.

Major Clients

Our clients are principally regulated electric utilities, independent and, U.S. Government agencies, multinational and national oil companies and industrial corporations. Revenues related to U.S. Government agencies or entities owned by the U.S. Government were $1,319.3 million, $1,281.1 million and $1,724.5 million for the fiscal years ended August 31, 2012, 2011 and 2010, respectively, representing approximately 22%, 22% and 25% of our total revenues for fiscal years 2012, 2011 and 2010, respectively. These revenues were recorded primarily in our E&I segment.

Information about our revenues by segment for major clients is as follows (in millions):

Segment	Number of Clients	Revenues	Percentage of Segment Revenues
Power	4	$1,504.8	76%
Plant Services	3	503.4	46%
E&I	1	1,318.4	73%
F&M	2	115.0	21%
E&C	1	273.9	47%

U.S. Government agencies or entities are considered to be under common control and are treated as a single client of our E&I segment in the table above.

Export Revenues

For the fiscal years ended August 31, 2012, 2011 and 2010, our international revenues include approximately $311.2 million, $491.0 million and $752.2 million, respectively, of exports from our domestic facilities.

Note 17 — Supplemental Disclosure to Earnings (Losses) Per Common Share

Weighted average shares outstanding for the fiscal years ended August 31, 2012, 2011 and 2010, were as follows (in thousands):

	For the Year Ended August 31,
	2012	2011	2010

Basic	67,462	80,223	84,041
Diluted:
Stock options	675	—	1,022
Restricted stock	399	—	771

Diluted	68,536	80,223	85,834

The following table includes weighted-average shares excluded from the calculation of diluted income (loss) per share because they were anti-dilutive (in thousands):

	For the Year Ended August 31,
	2012	2011	2010

Stock options	1,596	4,139	1,222
Restricted stock	204	1,752	103

Note 18 — Employee Benefit Plans

The employee benefit and others plans described below cover eligible employees.

Defined Contribution Plans

We sponsor voluntary defined contribution plans for substantially all U.S. employees who are not subject to collective bargaining agreements. Contributions by eligible employees are matched by Company contributions up to statutory levels. Our expense for the plans for the fiscal years ended August 31, 2012, 2011 and 2010, was approximately $36.3 million, $36.4 million and $34.7 million, respectively. Our plans offer employees a number of investment options, including a limited amount for investment in our common stock. Company stock held in the plans is purchased on the open market. At August 31, 2012 and 2011, our plans owned 1,054,169 shares and 1,362,378 shares, respectively, of our common stock. The fair value of the common stock owned by the plans was $44.4 million and $31.8 million at August 31, 2012 and 2011, respectively. In addition to the plans above, we have one foreign sponsored defined contribution plan at August 31, 2012 and had two at August 31, 2011. Our expense for these plans for the fiscal years ended August 31, 2012, 2011 and 2010, was approximately $0.9 million, $1.2 million and $2.5 million, respectively.

Defined Benefit Plans

Certain of our foreign subsidiaries sponsor both contributory and noncontributory defined benefit plans for their employees. These plans have been closed to new entrants, and two out of three plans have also curtailed future retirement benefits for all active members. Benefits payable under these plans will be limited to those benefits accumulated at the time of curtailment adjusted by statutory inflation indices where applicable. Our funding policy is to contribute for current service costs plus minimum special payments when warranted by applicable regulations. Additionally, we may elect to make discretionary contributions.

ASC 715, Compensation — Retirement Benefits, requires us to recognize the funded status of our defined benefit plans directly in our consolidated balance sheets. ASC 715 also requires us to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. Other comprehensive income (loss) reflects gain or loss and prior service costs or credit amounts arising during the period and reclassification adjustments for amounts being recognized as components of net periodic benefit cost during the year, net of tax.

The divestiture activity noted below is the result of deconsolidating the Toronto-based operations upon filing for bankruptcy, as discussed in Note 1 — Description of Business and Summary of Significant Accounting Policies.

Defined Benefit Pension Obligation and Funded Status

Below is a reconciliation of projected benefit obligations, plan assets and the funded status of our defined benefit plans (in thousands):

	For the Year Ended August 31,
	2012	2011
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$161,716	$158,700
Service cost	63	151
Interest cost	7,088	7,998
Actuarial loss (gain)	15,661	(6,357)
Benefits paid	(6,472)	(7,787)
Deconsolidation	(20,012)	—
Foreign currency exchange	(4,578)	9,011
Other	(668)	—

Projected benefit obligation at end of year	$152,798	$161,716

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$145,951	$133,129
Actual return on plan assets	14,120	7,766
Company contributions	16,685	5,284
Benefits paid	(6,472)	(7,787)
Deconsolidation	(17,934)	—
Foreign currency exchange	(4,134)	7,559
Other	(326)	—

Fair value of the plan assets at end of year	$147,890	$145,951

Funded status at end of year	$(4,908)	$(15,765)

The funded status of our defined benefit pension plans of $(4.9) million and $(15.8) million at August 31, 2012 and August 31, 2011, respectively, is included in other liabilities shown on our consolidated balance sheets.

Components of Net Periodic Benefit Cost and Changes Recognized in Other Comprehensive Income (Loss)

	For the Year Ended August 31,
(In thousands)	2012	2011	2010
Net periodic benefit cost:
Service cost	$63	$151	$135
Interest cost	7,088	7,998	8,034
Expected return on plan assets	(7,444)	(8,377)	(7,197)
Amortization of net loss	2,138	3,725	3,284
Deconsolidation	292	—	—
Other	(342)	43	40

Total net periodic benefit cost	$1,795	$3,540	$4,296

(Increase) decrease recognized in other comprehensive income (loss):
Net loss (gain)	$8,985	$(5,609)	$9,099
Amortization of net actuarial loss	(2,509)	(3,787)	(3,263)
Deconsolidation	(2,637)	—	—
Other amortization	—	(43)	(40)

Total (increase) decrease recognized in other comprehensive income (loss)	$3,839	$(9,439)	$5,796

Unrecognized net actuarial losses totaling $50.4 million and $51.6 million at August 31, 2012 and August 31, 2011, respectively, are classified in accumulated other comprehensive loss. We estimate that $1.5 million of net actuarial losses will be amortized from accumulated other comprehensive income (loss) into net pension expense during fiscal year 2013.

Assumptions

	For the Year Ended August 31,
	2012	2011	2010
Weighted-average assumptions used to determine benefit obligations at August 31:
Discount rate	4.30%	5.00-5.30%	4.75-4.90%
Rate of compensation increase	—	4.00%	4.00%
Weighted-average assumptions used to determine net periodic benefit cost for years ended August 31:
Discount rate	5.00-5.30%	4.75-4.90%	5.60-5.75%
Expected long-term rate of return on assets	6.00-6.22%	6.00-6.75%	5.99-7.00%
Rate of compensation increase at end of the year	4.00%	4.00%	4.00%

We record annual amounts relating to our pension plans based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. We review assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income (loss) and amortized to net periodic cost over future periods using the corridor method. We believe that the assumptions utilized in recording our obligations under our plans are reasonable based on our experience and market conditions.

Long-term Rate of Return Assumptions

The expected long-term rate of return on plan assets is developed by blending the expected returns on each class of investment in the plans’ portfolio. The expected returns by asset class are developed considering both past performance and future considerations. Annually, we review and adjust, as required, the long-term rate of return for our pension plans.

Accumulated Benefit Obligation

The combined accumulated benefit obligations of our defined benefit pension plans was $152.8 million and $161.8 million at August 31, 2012 and 2011, respectively.

Plan Assets, Investment Policies and Strategies and Expected Long-Term Rate of Return on Plan Assets

Pension plan asset allocations at August 31, 2012 and 2011, by asset category, are as follows:

	At August 31,
Asset Category	2012	2011
Equity securities	48.8%	53.5%
Debt securities	48.0	43.5
Other	3.2	3.0

Total	100.0%	100.0%

The plan trustees are responsible for ensuring that the investments of the plans are managed in a prudent and effective manner, and at a reasonable cost, so that there will be sufficient amounts to meet the benefits as they mature. To this end, the investment objective is to balance return and funding risks.

Each plan has a target asset allocation. On a combined weighted-average basis, target asset allocations are 50% for equity securities, 38% to 50% for debt securities and 0% to 12% for other investments. Asset class targets may vary from the stated allocations depending upon prevailing market conditions. In estimating the expected return on plan assets, the Company considers past performance and future expectations for both the types and expected mix of investments held.

The fair values of our defined benefit pension plan assets by asset category are as follows (in thousands):

	Fair Value Measurements as of August 31, 2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$1,437	$1,437	$—	$—
Equity securities (a)	72,125	—	72,125	—
Fixed Income securities (b)	71,013	—	71,013	—
Real estate	3,315	—		3,315

Total	$147,890	$1,437	$143,138	$3,315

	Fair Value Measurements as of August 31, 2011
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$1,232	$1,232	$—	$—
Equity securities (a)	78,129	—	78,129	—
Fixed Income securities (b)	63,463	—	63,210	253
Real estate	3,127	—	—	3,127

Total	$145,951	$1,232	$141,339	$3,380

(a)	Equity securities are equity funds and equity index funds that hold U.S. and foreign equity securities and mutual funds. These equity securities were previously classified as Level 1 and have been reclassified at August 31, 2010 as Level 2.
(b)	Fixed income securities include government and corporate bonds, annuity contracts and bond funds that hold government and corporate bonds, U.S. and foreign.

The following is a description of the primary valuation methodologies used for our pension assets measured at fair value:

•

Corporate bonds and government bonds: Valued at the closing price reported on the active market on which the individual securities are traded or at quoted prices if in markets that are not active, broker dealer quotations or other methods by which all significant inputs are observable, either directly or indirectly.

•	Equity securities: Valued at the net asset value of shares held at year end

•	Real Estate: Valued at net asset value per unit held at year end.

Contributions and Benefit Payments

We expect to contribute $2.5 million to the plans in fiscal year 2013. The following benefit payments are expected to be paid from the plans (in thousands):

Fiscal Year	Pension Benefits
2013	$6,208
2014	6,344
2015	6,636
2016	7,299
2017	7,276
2018 — 2022	39,101

In addition to the pension plans for current employees, we sponsor a defined benefit pension plan for certain former employees of one of our subsidiaries. No new participants have been admitted to the plan in the last fourteen years. The plan’s benefit formulas generally base payments to retired employees upon their length of service. The plan’s assets are invested in fixed income and equity based mutual funds. At August 31, 2012 and 2011, the fair market value of the plan assets was $1.2 million and $1.3 million, respectively, which exceeded the estimated accumulated projected benefit obligation each year. Pension assets included in non-current assets at August 31, 2012 and 2011 were $1.0 million and $1.1 million, respectively.

Multiemployer Plans

We participate in various multiemployer pension plans under union and industry-wide agreements. However, we do not control any of these plans. Generally, these plans provide defined benefits to substantially all employees covered by collective bargaining agreements. Under the Employee Retirement Income Security Act (ERISA), a contributor to a multiemployer plan may be liable, upon termination or withdrawal from a plan, for its proportionate share of a plan’s unfunded vested liability. However, such potential liability, if any, would be determined by the plan’s trustee at the point of termination or withdrawal and not necessarily tied to our level of contributions.

We recognize expense in connection with these plans through hourly rates as labor costs are incurred. We recognized expense during fiscal years 2012, 2011, and 2010 of $87.8 million, $68.6 million, and $63.4 million, respectively. Included in these amounts are contributions to defined contribution pension plans of $13.0 million, $10.5 million, and $12.1 million during fiscal years 2012, 2011, and 2010, respectively. These amounts represent mostly insignificant contributions to many multiemployer pension plans.

We adopted ASU 2011-09, effective August 31, 2012, which requires additional disclosure for all significant multiemployer pension plans. (See Note 1 — Description of Business and Summary of Significant Accounting Policies for more information concerning this new provision.)

The following table presents information concerning our participation in significant multiemployer defined benefit pension plans:

Pension Fund	EIN/ Plan Number	Plan Year End	Pension Protection Act % Funded (a)		FIP/RP (a)	Company Contributions (in thousands)			Expiration Date of Collective Bargaining Agreement/ Labor Agreement
			2012	2011		2012	2011	2010
Boilermaker-Blacksmith National Pension Trust	48-6168020/001	12/31	NA	80%	FIP	$7,592	$4,715	$3,090	12/31/2012

San Diego County Construction Laborers’ Pension Trust Fund (b)	95-6090541/001	08/31	NA	83%	No	$1,140	$887	$736	06/01/2013

IBEW Local 1579 Pension Plan (c)	58-1254974/001	09/30	NA	68%	FIP	$1,809	$454	$102	11/30/2018

Utah Pipe Trades Pension Trust Fund (b)	51-6077569/001	12/31	NA	99%	No	$1,838	$1,899	$1,643	10/31/2015

Greenville Plumb & Steamfitters Pension Ret. Fund (b)	57-6041658/068	06/30	NA	67%	No	$961	$761	$319	12/31/2013

Plumbers & Steamfitters Local 150 Local Pension Fund (b)	58-6116699/001	12/31	NA	54%	FIP	$2,029	$759	$84	11/30/2018

All plans not individually significant						$59,423	$48,630	$45,313

Total						$74,792	$58,105	$51,287

NA — information is not available

(a)	As defined by the Pension Protection Act, “PPA”, the zone status indicates the percent the plan is funded for plan years presented.

Red Zone: plans generally funded less than 65%;

Yellow Zone: plans generally funded less than 80%;

Green Zone: at least 80% funded.

The requirement for financial improvement plans, “FIP,” or rehabilitation plans, “RP,” is determined by the funding level or zone of the applicable plan.

(b)	According to the multiemployer pension plans’ latest available Forms 5500, we were listed as contributing more than 5 percent of the total contributions for 2011 and 2010. If we were to exit certain markets or otherwise cease making contributions this fund, we might trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.
(c)	According to the multiemployer pension plan’s latest available Forms 5500, we were listed as contributing more than 5 percent of the total contributions for 2011. If we were to exit certain markets or otherwise cease making contributions this fund, we might trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

We also contribute to multiemployer other post-retirement benefit plans that provide medical benefits to active and retired participants. We have made contributions of $76.6 million, $56.3 million, and $55.9 million for 2012, 2011 and 2010, for these additional benefits.

Supplemental Deferred Compensation Plans

        We deposited cash of approximately $3.6 million and $1.9 million during the years ended August 31, 2012 and August 31, 2011, respectively, for a limited number of key employees under the terms of our Deferred Compensation Plan. This plan is a non-qualified plan for a select group of our highly compensated employees and is utilized primarily as a vehicle to provide discretionary deferred compensation amounts, subject to multi-year cliff vesting requirements, in connection with the recruitment or retention of key employees. The long-term deferral awards are evidenced by individual agreements with the participating employees and generally require the employee to maintain continuous employment with us or an affiliate for a minimum period of time. Participating employees direct the funds into investment options, and earnings and losses related to the investments are reflected in each participating employee’s account. At August 31, 2012 and August 31, 2011, $11.5 million and $8.2 million, respectively, related to these plans is included in restricted cash, cash equivalents and short-term investments on our balance sheet.

In addition to our contributions to the Deferred Compensation Plan, we deposited cash of $1.0 million as of August 31, 2008 into interest bearing accounts pursuant to employment agreements entered into with certain employees. In accordance with the employment agreements, we paid out the balance of these accounts during fiscal year 2011.

We previously deposited $15.0 million for our Chief Executive Officer into an irrevocable trust (often referred to as a Rabbi Trust) which invests the funds relating to a non-compete agreement. The amount of the initial deposit was previously expensed. In December 2011, we converted the deferred compensation award into a Supplemental Executive Retirement Plan (SERP). At August 31, 2012 and August 31, 2011, $18.7 million and $18.5 million, respectively, related to this SERP are included in restricted cash, cash equivalents and short-term investments as well as other current assets on our balance sheet. The net present value of the SERP, which factors in the estimated holding period and the company’s credit rating, is $17.0 million as of August 31, 2012.

Compensation expense recognized in the years ended August 31, 2012, 2011 and 2010 was $3.0 million, $2.5 million and $3.7 million, respectively, for these plans and agreements.

Note 19 — Related Party Transactions

The following tables summarize the related party transactions with unconsolidated entities included in our consolidated financial statements for the fiscal years ending August 31, 2012, 2011 and 2010 and at August 31, 2012 and 2011 (in thousands):

	For the Year Ended August 31,
	2012	2011	2010
Westinghouse related	$70,150	$5,081	$1,631
Other	16,911	14,745	6,020

Total revenue from unconsolidated entities	$87,061	$19,826	$7,651

	August 31,
	2012	2011
Westinghouse related	$266	$552
Other	3,994	4,638

Total accounts and other receivables from unconsolidated entities	$4,260	$5,190

	August 31,
	2012	2011
Westinghouse related	$19	$15
Other	—	—

Total advances to unconsolidated entities	$19	$15

In February 2011, we contributed $1.5 million to The Clemson University Foundation (Foundation). Clemson University has one of the nation’s premier engineering programs, featuring highly-regarded faculty, accomplished students and world-class facilities. The university is conducting critical research for the nuclear industry and training the next-generation nuclear workforce. James F. Barker, one of our directors, serves on the board of the Foundation and is president of the university. Further, Clemson’s location in South Carolina is near one of Shaw’s fabrication facilities and several nuclear projects Shaw is currently constructing.

At times, we enter into material contractual arrangements with Westinghouse. NEH, a wholly-owned special purpose entity, owns a 20% interest in Westinghouse (see Note 8 — Equity Method Investments and Variable Interest Entities).

Note 20 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts

Claims include amounts in excess of the original contract price (as it may be adjusted for approved change orders) that we seek to collect from our clients for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs, and are included in estimated revenues when recovery of the amounts is probable and the costs can be reasonably estimated. Similarly, backcharges and claims against vendors, subcontractors and others are included in our cost estimates as a reduction in total estimated costs when recovery of the amounts is probable and the costs can be reasonably estimated.

Claims and backcharges are recorded at the amount deemed probable of recovery up to the amount of estimated costs, and profit is not recorded until the claim or backcharge is resolved. The recognition of these items may increase gross profit or reduce gross loss on the related projects as compared to the gross profit/gross loss that would have been recognized had no claim revenue been recorded. Claims receivable are included in costs and estimated earnings in excess of billings on uncompleted contracts on the accompanying consolidated balance sheets.

We enter into cost-reimbursable arrangements in which the final outcome or overall estimate at completion may be materially different than the original contract estimated value. We believe the terms of such contracts indicate costs are to be reimbursed by our clients. However, we typically process change notice requests to document agreement as to scope and price and thereby mitigate potential exposure relative to costs incurred in excess of agreed upon contract value. Due to the nature of these items, we have not classified and disclosed costs incurred in excess of agreed upon contract value as unapproved change orders.

Unapproved Change Orders and Claims

The table below (in millions) summarizes information related to our significant unapproved change orders and claims from project owners that we have recorded on a total project basis at August 31, 2012, and 2011, and excludes all unrecorded amounts and non-significant unapproved change orders and claims.

	Fiscal Year 2012	Fiscal Year 2011
Amounts included in project estimates-at-completion at September 1	$448.3	$111.6
Changes in estimates-at-completion	452.1	417.5
Approved	(519.0)	(80.8)

Amounts included in project estimates-at-completion at August 31, for unapproved change orders and claims	$381.4	$448.3

Amounts recorded in revenues (or reductions to contract costs) on a percentage-of-completion basis at August 31	$86.9	$103.5

In the table above, the difference between the amounts included in project estimates-at-completion and the amounts recorded in revenues (or reductions to contract costs) on a total project basis represents the forecasted costs for work which has not yet been incurred (i.e. the remaining percentage-of-completion revenue to be recognized on the related project). The amounts presented in this table include, but are not limited to, those matters currently in litigation or arbitration for which we have recorded revenue. Additional discussion regarding our legal proceedings relating to unapproved change orders and claims in litigation or arbitration is provided in our Legal Proceedings in Note 15 — Contingencies and Commitments and Note 8 — Equity Method Investments and Variable Interest Entities.

The majority of the amounts included in the project estimates-at-completion in the table above relate to engineering, equipment supply, material fabrication and construction cost estimates and costs from regulatory required design changes and delays in our clients’ obtaining combined operating licenses (COLs) for two nuclear power reactors in Georgia. Under the provisions of this contract, we have entered into a formal dispute resolution process on certain claims associated with backfill activities, shield building, large structural modules and COL issuance delays included within construction costs at the site. As provided in the contract, we have received a partial funding payment from our customer of $29.0 million related to the backfill costs and $96 million related to the COL issuance delays while the dispute resolution process continues. These amounts are included in billings in excess of costs and estimated earnings on uncompleted contracts. Should we not prevail in this dispute, we may be required to repay a portion or all of this amount. We continue to discuss with our client the impact of the remaining elements of the unapproved change orders associated with this project. Should the matters in Georgia proceed to formal dispute resolution, our contract calls for the clients to co-fund our costs until the matters are resolved.

In connection with our consortium agreement for the design and construction of two domestic nuclear power reactors in South Carolina, we reached an agreement with the client to settle certain change orders resulting from regulatory required design changes and COL issuance delays on the project. As a result of this agreement these costs have been excluded from the total of unapproved change orders presented above. Additionally, we successfully negotiated a contract amendment related to $24.3 million of previously unapproved change orders on a new build coal-fired project that is nearing completion.

We believe the amounts included in the table above related to all of our AP1000 nuclear and other projects are recoverable from our clients under existing provisions of our contractual arrangements. The nuclear power projects have a long construction duration and the cost estimates cover costs that will not be incurred for several years. It is expected that the cost estimates resulting from the design changes and COL delays will continue to be refined as more information becomes available. It is possible that these commercial matters may not be resolved in the near term.

Under the terms of two consortium agreements with WEC, which is our EPC partner, to design and construct the four nuclear power reactors, we perform much of the pipe, steel and modular fabrication and assembly and certain engineering and construction related activities on the domestic AP1000 nuclear projects, with WEC being responsible for the nuclear island engineering and equipment supply. During the quarter ended February 29, 2012, we signed a memorandum of understanding with WEC (“the WEC MOU”) wherein WEC has the obligation, in addition to obligations under the original consortium agreement, to reimburse us for material and fabrication costs associated with design changes to the extent these costs are not recovered from our clients. Accordingly, amounts which may be recovered under the WEC MOU have been excluded from the unapproved change orders and claims presented in the table above, even when we are seeking recovery from the client. These consortium agreements, as supplemented by the WEC MOU, provide a contractual mechanism for cost sharing to the extent project costs exceed certain thresholds and are not recovered from our clients. Our costs, including construction related expenses, resulting from the design changes and delays in issuance of the COLs would be considered within this cost sharing mechanism. As of August 31, 2012, we estimate that our recovery under these consortium agreements and the related WEC MOU is approximately $292.9 million, which has been excluded from the presentation of unapproved change orders in the above table. The amounts recoverable from WEC will decline to the extent we recover the costs from our clients.

In the ordinary course of business, the Company enters into various agreements and guarantees to clients. While in most cases these performance risks are offset by similar guarantees by our suppliers, there are instances where the full extent of the exposure is not eliminated.

In general, if we collect amounts differing from the amounts that we have recorded as unapproved change orders/claims receivable on any of our projects, that difference will be reflected in the estimate at completion (EAC) used in determining contract profit or loss. Timing of claim collections is uncertain and depends on such items as regulatory approvals, negotiated settlements, trial date scheduling and other dispute resolution processes pursuant to the contracts. As a result, we may not collect our unapproved change orders/claims receivable within the next twelve months. Should we not prevail in these matters, the outcome could have an adverse effect on our statements of operations and statement of cash flows.

Project Incentives

Some of our contracts contain performance incentive and award fee arrangements (collectively referred to as incentive fees) that provide for increasing or decreasing our revenue based upon the achievement of some measure of contract performance in relation to agreed upon targets. Incentive fees can occur in all segments, but the majority of contracts containing project incentives are in our Plant Services and E&I segments. Therefore, the gross profit in those segments may be significantly influenced by these project incentives.

We include in our EAC revenue an estimate of the probable amounts of the incentive fees we expect to earn if we achieve the agreed-upon criteria. We bill incentive fees based on the terms and conditions of the individual contracts which may allow billing over the performance period of the contract or only after the target criterion have been achieved. We generally recognize incentive fee revenue using the percentage of completion method of accounting. As the contract progresses and more information becomes available, the estimate of the anticipated incentive fee that will be earned is revised as necessary. Incentive fees which have been recognized but not billed are included in costs and estimated earnings in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets. Incentive fees that have been billed but for which we have not recognized as revenue are included in the advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts in the accompanying consolidated balance sheets.

At August 31, 2012, and August 31, 2011, our project EACs included approximately $78.2 million and $109.0 million, respectively, related to estimates of amounts we expect to earn on incentive fee arrangement. We have recorded $48.0 million and $64.8 million as of August 31, 2012, and August 31, 2011, respectively, of these estimated amounts in revenues for the related contracts. If we do not achieve the criteria at the amounts we have estimated, project revenues and profit may be materially reduced.

Contract Losses

When the current estimates of total contract revenue and contract cost indicate a loss, we record a provision for the entire loss on the contract in the period in which the loss became evident. The provision for contract losses was $15.0 million and $36.5 million at August 31, 2012 and 2011, respectively, and is included in billings in excess of costs and estimated earnings on uncompleted contracts on the accompanying balance sheets.

Note 21 — Supplemental Cash Flow Information

Supplemental cash flow information for the years ended August 31, 2012, 2011 and 2010 is presented below (in thousands):

	For Year Ended August 31,
	2012	2011	2010
Cash payments (receipts) for:
Interest, net of capitalized interest	$39,955	$35,558	$32,906
Income taxes, net refunds	(14,245)	39,523	66,909
Non-cash investing and financing activities:
Additions to property, plant and equipment	9,452	702	6,909
Contingent consideration for CPE acquisition	—	9,667	—
Financed software maintenance agreements	6,893	—	—
Interest rate swap contract on JYP-denominated bonds, net of deferred tax of $5,298, $2,380, and $(729), respectively	(8,391)	(3,803)	1,144
Equity in unconsolidated entities other comprehensive income (loss), net of deferred tax of $(11,398), $9,749, and ($7,411), respectively	18,053	(15,573)	11,640

Note 22 — Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for the years ended August 31, 2012 and 2011 are as follows (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended August 31, 2012
Revenues	$1,517,603	$1,474,736	$1,560,768	$1,455,328

Gross profit	$119,942	$108,625	$56,539	$142,858

Operating income (loss)	$50,465	$46,765	$(1,808)	$139,520

Interest expense, net	$(9,910)	$(10,898)	$(10,259)	$(10,445)

Foreign currency transaction gains (losses)	$27,359	$50,145	$(22,273)	$(14,139)

Income before income taxes and earnings (losses) from unconsolidated entities	$68,382	$88,081	$(34,312)	$117,901

Net income (loss) attributable to Shaw	$49,244	$52,489	$(16,009)	$113,193

Net income (loss) attributable to Shaw per common share:
Basic	$0.69	$0.79	$(0.24)	$1.71

Diluted	$0.68	$0.78	$(0.24)	$1.68

Year ended August 31, 2011
Revenues	$1,543,282	$1,424,814	$1,489,956	$1,479,682

Gross profit	$61,604	$115,960	$10,142	$8,636

Operating income (loss)	$(9,291)	$42,904	$(109,077)	$(49,839)

Interest expense, net	$(9,530)	$(5,414)	$(9,678)	$(5,845)

Foreign currency transaction gains (losses)	$(11,412)	$(43,945)	$(12,546)	$(83,401)

Income before income taxes and earnings (losses) from unconsolidated entities	$(29,849)	$(2,538)	$(129,600)	$(138,933)

Net income (loss) attributable to Shaw	$(16,003)	$1,196	$(69,952)	$(90,257)

Net income (loss) attributable to Shaw per common share:
Basic	$(0.19)	$0.01	$(0.89)	$(1.25)

Diluted	$(0.19)	$0.01	$(0.89)	$(1.25)